Exhibit 4.3

ABSOLUTE SOFTWARE CORPORATION (TSX: ABT)

Fiscal 2020 Management’s Discussion and Analysis

For the three months and year ended June 30, 2020

Dated: August 10, 2020

Introduction

The following Management’s Discussion and Analysis (this “MD&A”) has been prepared in accordance with Form 51-102F1 and should be read in conjunction with the Company’s Fiscal 2020 (“F2020”) Consolidated Financial Statements and accompanying notes. These documents, along with additional information about Absolute, including the Annual Information Form (the “AIF”) for the year ended June 30, 2020, are available at www.absolute.com and under Absolute’s profile at www.sedar.com.

The words “we”, “our”, “us”, “Company” and “Absolute” refer to Absolute Software Corporation together with its subsidiaries and/or the management and employees of the Company (as the context may require).

The Company’s fiscal year ends on June 30 of each year. All dollar figures are stated in U.S. dollars unless otherwise indicated.

Forward-Looking Statements

This MD&A contains certain forward-looking statements and forward-looking information (collectively, “forward-looking statements”) which relate to future events or Absolute’s future business, operations, and financial performance and condition. Forward-looking statements normally contain words like “will”, “intend”, “anticipate”, “could”, “should”, “may”, “might”, “expect”, “estimate”, “forecast”, “plan”, “potential”, “project”, “assume”, “contemplate”, “believe”, “shall”, “scheduled”, and similar terms and, within this MD&A, include, without limitation, any statements (express or implied) respecting: Absolute’s future plans, strategies, and objectives, including plans, strategies, and objectives arising out of the COVID-19 pandemic; the impacts of the COVID-19 pandemic on Absolute’s business, operations, prospects, and financial results, including, without limitation, greater/continued remote working and/or distance learning and the effects of governmental lockdowns, restrictions, and new regulations on our operations and processes, business, and financial results; projected revenues, expenses, margins, and profitability; future trends, opportunities, challenges, and growth in Absolute’s industry, including as a result of COVID-19; Absolute’s ability to grow revenue by selling to new customers and increasing subscriptions with existing customers; Absolute’s ability to renew customers’ subscriptions more efficiently and cost effectively; Absolute’s ability to maintain and enhance its competitive advantages within its industry and in certain markets; Absolute’s ability to remain compatible with existing and new operating systems; the maintenance and development of Absolute’s PC OEM and other partner networks; existing and new product functionality and suitability; Absolute’s product and research and development strategies and plans; Absolute’s privacy and data security controls; the seasonality of future revenues and expenses; the future availability of working capital and any required additional financing; future share buybacks; future dividend issuances or increases; future fluctuations in applicable tax rates, foreign exchange rates, and/or interest rates; the future availability of tax credits; the addition and retention of key personnel; increases to brand awareness and market penetration; future corporate, asset, or technology acquisitions; strategies respecting intellectual property protection and licensing; potential future litigation or product liability; Absolute’s foreign operations; changes and planned changes to accounting policies and standards and their respective impact on our financial reporting; economic and market uncertainty; and the continued effectiveness of our accounting policies and internal controls over financial reporting. Forward-looking statements are provided for the purpose of presenting information about management’s current expectations and plans relating to the future and allowing investors and others to get a better understanding of our anticipated financial position, results of operations, and operating environment. Readers are cautioned that such information may not be appropriate for other purposes.

Forward-looking statements are not guarantees of future performance, actions, or developments and are based on expectations, assumptions and other factors that management currently believes are relevant, reasonable, and appropriate in the circumstances. The material expectations, assumptions, and other factors used in developing the forward-looking statements set out herein include or relate to the following, without limitation: Absolute will be able to successfully execute its plans, strategies, and objectives; Absolute will be able to successfully manage the impacts of COVID-19 on its business, operations, and financial results; Absolute will be able to successfully manage cash flow, operating expenses, interest expenses, capital expenditures, and working capital and credit, liquidity, and market risks; Absolute will be able to leverage its past, current, and planned investments to support growth and increase profitability; there will continue to be a trend toward greater/continued remote working and/or distance learning, in the short, medium, and/or long-term, and a resulting market shift in the demand for endpoint security and Absolute’s solutions; Absolute will be able to grow revenue by selling to new customers and increasing subscriptions with existing customers at or above the rates currently anticipated; Absolute will be able to renew customers’ subscriptions more efficiently and cost effectively, including through its ServiceSource partnership; Absolute will maintain and enhance its competitive advantages within its industry and certain markets; Absolute will keep pace with or outpace the growth, direction, and technological advancement in its industry; industry data and projections are accurate and reliable; Absolute will be able to adapt its technology to be compatible with changes to existing, and new, operating systems such as Microsoft Windows; Absolute will be able to maintain and develop its PC OEM and other partner networks; Absolute’s current and future (if any) PC OEM partners will continue to provide embedded firmware and distribution and resale support; Absolute will be able to maintain or grow its sales to education customers; Absolute’s existing and new products will function as intended and will be suitable for the intended end users; Absolute will be able to design, develop, and release new products, features, and services and enhance its existing products and services; Absolute will be able to protect against the improper disclosure of data it may process, store, and/or manage; Absolute’s revenues will not become subject to increased seasonality; future financing will be available to Absolute on favourable terms if and when required; Absolute will be in a financial position to buy back some of its shares and/or issue dividends in the future; fluctuations in applicable tax rates, foreign exchange rates, and interest rates will not have a material impact on Absolute; certain tax credits will remain or become available to Absolute; Absolute will be able to attract and retain key personnel; Absolute will be successful in its brand awareness and other marketing initiatives; Absolute will be able to successfully integrate businesses, intellectual property, products, personnel, and/or technologies that it may acquire (if any); Absolute will be able to maintain and enhance its intellectual property portfolio; Absolute’s protection of its intellectual property will be sufficient and its technology does not and will not materially infringe third party intellectual property rights; Absolute will be able to obtain any necessary third party licenses on favourable terms; Absolute will not become involved in material litigation; Absolute will not face any material unexpected costs related to product liability or warranties; foreign jurisdictions will not impose unexpected risks; economic and market conditions (including, without limitation, as affected by the COVID-19 pandemic) will not impose unexpected risks or challenges; Absolute will maintain or enhance its accounting policies and standards and internal controls over financial reporting; and Absolute will be able to recruit and hire a suitably-qualified new Chief Financial Officer on the timeline currently intended.

Although management believes that the forward-looking statements herein are reasonable, actual results could be substantially different due to the risks and uncertainties associated with and inherent to Absolute’s business, including the following risks (as more particularly described in the “Risk and Uncertainties” section of this MD&A): risks related to the COVID-19 pandemic and its impact on Absolute; that Absolute may not be able to accurately predict its rate of growth and profitability; Absolute’s dependence on PC OEMs and distribution channels; risks related to economic and political uncertainty; that Absolute may not be able to attract new customers or maintain its existing consumer base or grow or upgrade the services provided to these customers; that Absolute may be unable to adapt its technology to be compatible with new operating systems; that changing buying patterns in the education vertical may adversely impact Absolute’s business; risks relating to the evolving nature of the market for Absolute’s products; that Absolute’s software services may contain errors, vulnerabilities or defects; that Absolute could suffer security breaches impacting the data that Absolute processes and the other risks associated with data security and hacking; risks associated with potential violations of applicable privacy laws; risks associated with any continued sales growth; that Absolute’s focus on larger enterprise customers could result in greater costs, less favourable commercial terms, and other adverse impacts to Absolute; risks associated with any failure by Absolute to successfully promote and protect its brands; risks associated with cyclical business impacts on Absolute; risks associated with the competition Absolute faces within its industry; that Absolute’s research and development efforts may not be successful; risks resulting from interruptions or delays from third-party hosting facilities; that Absolute’s business may suffer if it cannot continue to protect its intellectual property rights; that Absolute may be unable to obtain patent or other proprietary or statutory protection for new or improved technologies or products; risks related to fluctuating foreign exchange rates; that the price of Absolute’s common chares may be subject to wide fluctuations; that Absolute is reliant on its key personnel; that Absolute may be subject to litigation or dispute resolution from time-to-time; risks related to Absolute’s foreign operations; that Absolute may be unable to successfully manage and/or integrate acquisitions; risks related to Absolute’s amortization of revenue over the term of its customer subscriptions; risks related to Absolute’s reliance on its reseller and other partners for billings; income tax related risks; Absolute may become subject to product liability claims; and risks related to Absolute’s reliance on copyrights, trademarks, trade secrets, confidentiality procedures and similar contractual provisions. Additional material risks and uncertainties applicable to the forward-looking statements herein include, without limitation, unforeseen events, developments, or factors causing any of the aforesaid expectations, assumptions, and other factors ultimately being inaccurate or irrelevant. Many of these factors are beyond the control of Absolute.

All forward-looking statements included in this MD&A are expressly qualified in their entirety by these cautionary statements. The forward-looking statements contained in this MD&A are made as at the date hereof and Absolute undertakes no obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable securities laws.

Industry and Market Data

Information contained in this MD&A concerning the industry and the markets in which Absolute operates, including Absolute’s perceived trends, market position, market opportunity, market share, and competitive advantages within the markets in which it operates, is based on information from independent industry analysts and third party sources (including industry publications, surveys, and forecasts), Absolute’s internal research, and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third party sources, as well as data from Absolute’s internal research, and are based on assumptions made by Absolute based on such data and its knowledge of its industry and markets, which management believes to be reasonable. Certain of the sources utilized in this MD&A have not consented to the inclusion of any data from their reports, nor has Absolute sought their consent. Absolute’s internal research has not been verified by any independent source and Absolute has not independently verified any third-party information. While Absolute believes the market opportunity and market share information included in this MD&A is generally reliable, such information is inherently imprecise and may be rendered inaccurate by a variety of factors, including recent events and emerging economic trends. In addition, projections, assumptions, and estimates of Absolute’s future performance and the future performance of the industry and the markets in which Absolute operates constitute forward-looking statements which are subject to a high degree of uncertainty and risk due to a variety of factors, including those referred to under the heading “Forward-Looking Statements” above and in the “Risks and Uncertainties” and other sections of this MD&A. As of the date of this MD&A, the impacts of the COVID-19 pandemic continue to unfold. It is not possible for Absolute to reliably estimate the length and severity of these impacts and, as a result, many of our estimates and assumptions contained herein required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods. Readers should carefully review these estimates and assumptions, along with the risk factors contained in “Risks and Uncertainties”, in light of evolving economic, political, and social conditions.

Trademarks

ABSOLUTE, the ABSOLUTE logo, PERSISTENCE, APPLICATION PERSISTENCE, ABSOLUTE RESILIENCE, ENDPOINT RESILIENCE, ABSOLUTE REACH, SELF-HEALING ENDPOINT, and DARK ENDPOINT are trademarks of Absolute in Canada, the United States, and/or other jurisdictions. Other product names or logos mentioned herein may be the trademarks of Absolute or their respective owners.

The absence of the symbols ™ and ® in proximity to each trademark, or at all, herein is not a disclaimer of ownership of the related trademark.

Selected Quarterly Information

USD Millions, except per share data	Q4				YTD

	F2020	F2019	Change		F2020	F2019		Change

Revenue
Commercial recurring(1)	$25.9	$24.1	8%		$100.5		$94.6	6%
Professional Services and Other	1.3	$1.2	6%		4.2		$4.3	(3%	)
Total	$27.2	$25.3	7%		$104.7		$98.9	6%

Adjusted EBITDA(2)	$8.0					$		-*27.4
As a percentage of revenue	29%				26%

Adjusted EBITDA – pre IFRS 16(2)(3)	$7.5	$4.9	53%		$25.4		$19.3	32%
As a percentage of revenue	28%	19%			24%		20%

Net Income	$2.2	$2.0	9%		$10.6		$7.6	40%
Per share (basic)	$0.05	$0.05			$0.25		$0.19
Per share (diluted)	$0.05	$0.05			$0.24		$0.18

Cash from operating activities	$11.6				$25.0

Cash from operating activities – pre IFRS 16(3)	$11.1	$3.5	220%		$23.2		$10.3	126%

Dividends paid	$2.5	$2.5	(0%	)	$10.0		$9.9	2%
Per share (CAD)	$0.08	$0.08	—		$0.32		$0.32	—

Cash, cash equivalents, and short-term investments	$47.1	$35.8	32%

Total assets	$130.2	$103.3	26%

Lease liabilities – long-term	$8.4	$—	100%

Deferred revenue	$142.6	$134.4	6%

Common shares outstanding	42.5	41.6	2%

Notes:

(1)

Commercial recurring revenue represents revenue derived from Cloud Services (as defined below) and recurring managed professional services, both of which are included as part of Total ARR. Other revenue represents revenue derived from non-recurring professional services and ancillary product lines, including consumer products.

(2)

Throughout this document, “Adjusted EBITDA” (as defined below) is used as a profitability measure. Please refer to the “Non-IFRS Measures” section of this MD&A for further discussion on this and other non-IFRS measures.

(3)

The Company adopted IFRS 16, “Leases” (“IFRS 16”), effective July 1, 2019 using the modified retrospective approach (please refer to the “New Accounting Pronouncements” section of this MD&A and to Note 2(e) in the notes to the F2020 Consolidated Financial Statements). Accordingly, financial information presented for fiscal 2019 has not been adjusted for the impact of the adoption of IFRS 16. Figures presented that include the title “pre-IFRS 16” represent operating results had IFRS 16 not been adopted, and provide a meaningful comparative to similar operating results for fiscal 2019.

Selected Annual Information

USD Millions, except per share data	F2020 (7)	F2019	F2018

Revenue
Commercial recurring(1)	$100.5	$94.6	$88.9
Other(1)	4.2	$4.3	$4.7
Total	$104.7	$98.9	$93.6

Adjusted EBITDA(2)	$27.4
As a percentage of revenue	26%

Adjusted EBITDA – pre IFRS 16(2)(3)(4)	$25.4	$19.3	$9.2
As a percentage of revenue	24%	20%	10%

Net Income(5)	$10.6	$7.6	$3.1
Per share (basic)	$0.25	$0.19	$0.08
Per share (diluted)	$0.24	$0.18	$0.08

Cash from operating activities	$25.0

Cash from operating activities – pre IFRS 16(3)	$23.2	$10.3	$12.5

Dividends paid	$10.0	$9.9	$10.1
Per share (CAD)	$0.32	$0.32	$0.32

Cash, cash equivalents, and investments	$47.1	$35.8	$34.3

Total assets	$130.2	$103.3	$97.0

Lease liabilities – long-term(6)	$8.4	$—	$—

Deferred revenue	$142.6	$134.4	$139.2

Common shares outstanding	42.5	41.6	40.2

Notes:

(1)

Commercial recurring revenue represents revenue derived from Cloud Services (as defined below) and recurring managed professional services, both of which are included as part of Total ARR. Other revenue represents revenue derived from non-recurring professional services and ancillary product lines, including consumer products.

(2)	Throughout this MD&A, “Adjusted EBITDA” is used as a profitability measure. Please refer to the “Non-IFRS Measures” section of this MD&A for further discussion on this measure.

(3)

The Company adopted IFRS 16, “Leases”, effective July 1, 2019 using the modified retrospective approach (please refer to the “New Accounting Pronouncements” section of this MD&A and to Note 2(e) in the notes to the F2020 Consolidated Financial Statements). Accordingly, financial information presented for fiscal 2019 has not been adjusted for the impact of the adoption of IFRS 16. Figures presented that include the title “pre-IFRS 16” represent operating results had IFRS 16 not been adopted, and provide a meaningful comparative to similar operating results for fiscal 2019 and 2018.

(4)	The improvement in Adjusted EBITDA – pre IFRS 16 between F2018 and F2019 reflects the impact of an increase in revenue of $5.3 million and a decrease of $4.8 million in Adjusted Operating Expenses.

(5)	The improvement in net income between F2018 and F2019 was impacted by an increase in operating income of $8.0 million and increased income tax expense of $3.8 million.

(6)

Lease liabilities – long-term increased from F2018 and F2019 to F2020 as a result of the adoption of IFRS 16 (please refer to the “New Accounting Pronouncements” section of this MD&A and to Note 2(e) in the notes to the F2020 Consolidated Financial Statements).

(7)	All significant variances from F2019 to F2020 are described below under the “Financial Performance Review and Analysis” section of this MD&A.

Fourth Quarter Fiscal 2020 (“Q4-F2020”) Overview

Key Financial Metrics

•	Total revenue in Q4-F2020 was $27.2 million, representing a year-over-year increase of 7%. Annual revenue in F2020 was $104.7 million, representing an increase of 6% over F2019.

•

Total Annual Recurring Revenue (“ARR”)(1) (refer to the “Non-IFRS Measures” section of this MD&A for further discussion of this measure) at June 30, 2020 was $108.3 million, representing an increase of 11% over the prior year balance and a sequential increase of 7% as compared to March 31, 2020.

•

The Enterprise & Government portions of Total ARR(1), combined, increased by 14% annually and by 5% as compared to the prior quarter-end. Enterprise & Government sector customers represented 68% of Total ARR at June 30, 2020.

•	The Education sector portion of Total ARR(1) increased by 4% annually and 11% as compared to the prior quarter-end. Education sector customers represented 32% of Total ARR at June 30, 2020.

•	Incremental ARR from New Customers(1) (refer to the “Non-IFRS Measures” section of this MD&A for further discussion of this measure) was $3.5 million in Q4-F2020, compared to $2.1 million in Q4-F2019.

•	Net ARR Retention(1) (refer to the “Non-IFRS Measures” section of this MD&A for further discussion of this measure) from existing customers was 103% in Q4-F2020, compared with 101% in Q4-F2019.

•

Adjusted EBITDA in Q4-F2020 was $8.0 million, or 29% of revenue. Adjusted EBITDA – pre-IFRS 16 in Q4-F2020 was $7.5 million, or 28% of revenue, compared to $4.9 million, or 19% of revenue, in Q4-F2019. Annual Adjusted EBITDA was $27.4 million in F2020, or 26% of revenue. Annual Adjusted EBITDA – pre-IFRS 16 was $25.4 million in F2020, or 24% of revenue, compared with $19.3 million, or 20% of revenue, in F2019.

•

Cash generated from operating activities in Q4-F2020 was $11.6 million. Cash from operating activities – pre-IFRS 16 in Q4-F2020 was $11.1 million, compared to $3.5 million in Q4-F2019. Annual cash from operating activities was $25.0 million. Annual cash from operating activities – pre-IFRS 16 was $23.2 million, compared with $10.3 million in F2019.

•	Absolute paid a quarterly dividend of CAD$0.08 per common share during Q4-F2020.

(1)

Beginning in Q4-F2020, we have changed the nomenclature of the aggregate annual recurring revenue of our subscriptions under contract and generating revenue from “ACV Base” to “ARR”. Similarly, the nomenclature of “ACV from New Customers” and “Net ACV Retention” have changed to “ARR from New Customers” and “Net ARR Retention”, respectively. There has been no change in the methods by which these measures are calculated. Please refer to the “Non-IFRS Measures” section of this MD&A for further discussion of these measures.

Q4 Fiscal 2020 Business Highlights

During Q4-F2020, Absolute announced additional products, tools, and insights:

•

Absolute continued expanding its Global Resilience Ecosystem, now totalling approximately 40 independent endpoint security and productivity tool applications, to help customers ensure their mission-critical security controls remain healthy and undeletable.

•	Absolute delivered increased capabilities to its Endpoint Resilience™ platform, to help protect devices and sensitive data for remote endpoints.

•	Absolute announced general availability of its “Web Usage” tool, which aims to provide K-12 school administrators and educators with insights to support distance learning programs.

During Q4-F2020, Absolute continued leveraging its intelligence capabilities and published two pieces of research:

•

The Absolute “Remote Work & Distance Learning Insights Center” that is updated weekly and is designed to share insights across the Company’s install base, providing customers with a benchmark for how empowered and secure their environment is relative to the industry.

•

The second edition of the “2020 State of Endpoint Resilience Report” that re-emphasizing the vulnerability of enterprise devices and critical endpoint controls and presented opportunities to optimize security investments.

Partner and other highlights in Q4-F2020 included:

•	Lenovo included Absolute in a four-year Lenovo ThinkShield bundle.

•	CDW promoted our COVID-19 offers.

•	HP featured Absolute in a consumer laptop promotion on QVC.

•

Absolute was only company to be selected as a finalist in two categories for the BC Tech Association 2020 “Technology Impact Awards” (TIAs): Company of the Year – Anchor Success and Tech Culture of the Year.

Fiscal 2020 Business Highlights

In F2020 Absolute continued delivering innovative and resilient capabilities and research to support our customers, including:

•

Multiple user interface (UI) enhancements, designed to provide IT and security teams with richer experiences: a new visually-rich Absolute console with flexible customizable widgets, reports and alerts; the ability to detect under-utilized devices, quickly spot vulnerabilities, and take immediate action to neutralize risks; simplifying security policy deployments and remote management of device fleets; easier and simplified license expiration visibility; and historical event capabilities, providing IT and security administrators with greater visibility and audit historical information on device events.

•	A new “Missing Devices” feature, intended to make it easier for customers to manage their deployments, including the ability to locate, track and manage missing devices.

•	“Absolute Secure Channel”, which provided secure and remote access to the firmware layer across endpoint devices to help strengthen the foundation of firmware-level protections.

•

The addition of multiple new mission-critical applications to Absolute’s growing Global Resilience Ecosystem, to help customers ensure those applications remain healthy and deliver their intended value.

•	Activated Absolute’s first public cloud data center in Europe.

•	Provided capabilities to support existing customers in the face of the COVID-19 outbreak:

○

Absolute provided certain customers with premium features to ‘persist,’ or proactively repair and reinstall, their existing virtual private network (“VPN”) applications, helping ensure uninterrupted remote access to corporate and school networks, business and education applications, and data for remote workers.

○

Absolute provided certain customers with free access to a comprehensive library of automated, custom workflows, accelerating their ability to proactively pinpoint vulnerabilities and quickly take remedial action, whether a device is on or off the corporate network.

•

Absolute introduced its first Education research: “Cybersecurity and Education: The State of the Digital District in 2020”, focused on the state of IT security, staff and student safety, and endpoint device health in K-12 organizations.

Absolute continued building its leadership team in F2020 reflected by the appointments of: Dianne Lapierre as Chief Information Officer; William Morris as Executive Vice President, Product Development; Ameer Karim as Executive Vice President, Product Management; and Lynn Atchison to our Board of Directors.

F2020 partner and other highlights included:

•	Absolute shipped and on-boarded its first Resilience-as-a-Service licensee customer (employing our Application Persistence™ technology).

•	Absolute was again included as a key component in Dell’s F2021 global security portfolio.

•	Absolute was featured in Lenovo’s “Partner Stimulus Package”.

•	Panasonic included Absolute in its Toughbook bundle, reaching critical first responders, police, and fire agencies.

•	ServiceNow certified the Absolute ITSM Connector for ServiceNow, enabling joint customers to view Absolute’s single source of truth asset intelligence for Windows and Mac devices.

•	Forbes Magazine recognized Absolute as a Top 10 Cybersecurity Company to Watch in 2020, for the second year in a row.

Company Overview

Absolute delivers a cloud-based service that supports the management and security of computing devices, applications, and data for a variety of organizations globally. Our differentiated technology is rooted in our patented Persistence® technology, which is embedded in the firmware of laptop, desktop, and tablet devices (collectively, “endpoint devices”) by the majority of the world’s largest global computer manufacturers (“PC OEMs”). Enabling a permanent digital tether between the endpoint and the organization that distributed it, Absolute provides IT and security personnel with connectivity, visibility, and control, whether a device is on or off the corporate network, and empowers them with Self-Healing Endpoint® security to ensure mission-critical applications remain healthy and deliver intended value. Our technology is embedded in over a half-billion devices and we currently serve more than 13,000 commercial customers with over 9 million activated licenses globally.

We have offices in Vancouver, Canada; Austin, U.S.A.; San Jose, U.S.A.; Iowa, U.S.A.; Colorado, USA; Ho Chi Minh City, Vietnam; and Reading, England. We also service additional territories in most regions of the world through our remote sales force and through our partner network. Our products and customer support services are currently available in 10 languages. We have distribution agreements with PC OEMs and a number of distributors, resellers, and other partners located in North America, Europe, Africa, the Asia-Pacific region, and Latin America.

Our company website is www.absolute.com.

Impacts of COVID-19

When the global COVID-19 pandemic broke out in March 2020, Absolute responded quickly to ensure the health of the Company’s employees and to support our customers and business partners. We mobilized resources and established protocols that allowed us to adapt to the shifting environment, including:

•

putting in place measures to safeguard our employees by enabling work-from-home policies, systems, and tools, which we believe we were able to adapt to and implement quickly, partly as a result of our history of distributed operations;

•	focusing on the operational integrity of our business, by identifying operational efficiencies and actively managing short and long-term expenses; and

•

mobilizing to help our customers manage and measure the health and security of new work-from-home and learn-from-home environments, by accelerating the development of new product features that we believed customers would find especially useful in the shifting environment and, for a period of time, making available additional capabilities at no charge to existing customers who had not previously licensed them.

We are actively managing our preparedness plans and response activities to align with recommendations of the health and government authorities in the locations in which we operate. The COVID-19 pandemic is an unprecedented global challenge and it has placed every company and business in uncharted territory. While Absolute is not immune to these challenging times, we believe that we can continue to serve our customers around the world with valuable and necessary support and tools in these challenging times.

As of the date of this MD&A, we believe the underlying fundamentals of our business remain sound, notwithstanding the challenges presented by the current economic, political, and social environment:

•	With the rapid shifts in where and how people work and learn, we believe the relevance of solutions and technology like ours, which protect distributed devices and data, have gained importance.

•	We have long-term relationships with our customers, in the form of recurring software-as-a-service (“SaaS”) contracts. Approximately 95% of our annual revenue is in recurring SaaS business.

•

We expect that our ARR, which results from customer term subscriptions to our software service, to continue to provide stability in our revenue and also in profitability and cash flow, as we manage through these challenging times.

•	At June 30, 2020, we believe we have a strong balance sheet and sufficient liquidity to support our business objectives in the coming fiscal year.

Looking ahead, the full impacts of COVID-19 on our customers (potentially including cash conservation measures) and consequently on our business, are unknown and highly unpredictable. Our past results may not be indicative of our future performance and historical trends in our financial performance may differ materially from future performance. Notwithstanding the continually evolving impacts of the COVID-19 pandemic, particularly the medium and long-term economic effects, we believe that this environment has only reinforced the need for organizations of various sizes and industries to modernize their businesses and workforces for the new world. We expect our cloud-based solutions, that help empower and secure distributed organizations, position us well to continue to help our customers through these unprecedented times.

Please refer to specific risk factor entitled “COVID-19 Impacts” below under “Risk and Uncertainties”.

Market Opportunity

We believe that the market opportunity for Absolute centers around two key themes: (1) the acceleration of attack vectors and data breaches that are impacting organizations of all types, sizes, industries, and geographies; and (2) the shift to remote work and distance learning and the growing information security challenges associated with managing and measuring the health and security of these programs. Even prior to the outbreak of COVID-19, organizations around the world were becoming more distributed as they increased workforce mobility, grew their number of connected devices, and added more workloads to these devices.

We believe that there will be a structural shift to increased remote work and distance learning which, in turn, we believe will expand and accelerate our market opportunity as organizations in various sectors increasingly focus on the need to establish and maintain an undeletable connection to their endpoints. Absolute is positioned to deliver the Endpoint Resilience security solutions which we believe enterprise, government, and educational organizations will require. By establishing an unbreakable tether to every device, Absolute can deliver services required to support other security controls and productivity tools from bad actors, decay, and vulnerabilities, which enables organizations to keep data, devices, and applications secure and users productive. In addition, our real-time intelligence services amplify our customers’ ability to understand the health, compliance, and state of decay of endpoint security controls and productivity tools.

Cyber security spending has exploded in the last decade and, according to Gartner®, is expected to top $190 billion by 2023, of which $56 billion is expected to be dedicated to endpoint security technology1. As companies have invested more deeply in cyber security, the complexity has also grown. In our second annual “2020 State of Endpoint Resilience Report” released in June 2020, we re-emphasized our view that complexity and technology combinations are driving endpoint vulnerabilities, including: the increasing number of agents piling up on devices; device operating system migrations resulting in fragmentation and stagnant patching practices; and fragile security controls with varying rates of decay and collision. We believe that the risk and complexity of remotely managing endpoints is at an all-time high and will require administrators to have an unbreakable connection to the endpoint.

Solutions and Technology

Our solutions are delivered in a SaaS model, where customers access our service through the cloud-based Absolute service. Absolute’s solutions are offered in specific versions for the (i) enterprise and government, and (ii) education verticals. All versions are available in three editions: Visibility, Control, and Resilience, each of which provides a different subset of product features and functionality. We also offer a Home and Office edition of our service, which is targeted to consumers and home office professionals.

Absolute Platform

Absolute’s cloud-based platform helps ensure the connectivity, visibility, and control of data and devices independent of the operating system, empowering devices to recover automatically to a secure operational state without user intervention. We believe our Endpoint Resilience solutions are essential to support various other security controls and productivity tools from decay and vulnerabilities, and to help enable organizations to keep data, devices, and applications secure and their users productive.

Absolute’s platform also powers our Application Persistence technology, which enables measurement of the health, compliance, and state of decay of endpoint security controls and productivity tools (e.g. encryption, client management, anti-malware, collaboration, and VPN) and their ability to react to attack, collision, and damage. Our Global Resilience Ecosystem now includes approximately 40 independent applications. We believe organizations need tools that monitor when applications are in decay, disabled, out of compliance, misconfigured, or breached and that then automatically self-heal (i.e. reinstall and repair

1 Gartner: Forecast: Information Security and Risk Management, Worldwide, 2017-2023, 4Q19 Update (December 2019).

as needed) these mission-critical applications. In addition, IT and security teams can leverage our Application Persistence technology to combine security control applications that work best together for maximum capabilities, performance, and ROI on security investments.

Technology Deployment Model

The foundation of our Endpoint Resilience solutions is the undeletable tether built into device firmware. Our patented Persistence technology is embedded into the firmware of endpoint devices at the point of manufacture by most of the world’s largest PC OEMs. Once activated, this technology provides a reliable, highly tamper-resistant, and constant connection between the device and our cloud-based monitoring center, even when the device is off the corporate network and beyond the reach of traditional IT management and security tools. We believe that our ability to establish this root of trust is a key differentiator as it enables a high degree of resilience for our software agent, as well as for other critical third-party software agents that leverage the self-healing capabilities of our Application Persistence technology. If the software agent is removed or disabled, an automatic reinstallation will occur, even if the firmware is overwritten or flashed, the device is reimaged, the hard drive is replaced, or if the device is restored to its factory settings.

We also license our Application Persistence technology within our partner ecosystem via custom integrations. Under this model, which we refer to as Resilience-as-a-Service (“RaaS”), partners, such as PC OEMs and independent software vendors (“ISVs”), license our technology in order to improve the resilience of their own endpoint agents.

Business and Growth Strategy

We believe that the recent shift to increased remote work and distance learning will help fortify the demand for the security and management of computing devices, applications, and data. With a distributed workforce, organizations can no longer be solely reliant on network-based security – rather, they need to increase their focus on securing the actual endpoint devices. As a result, we see opportunity for further growth across North America and in other global regions in each of the enterprise, government, and education verticals.

We plan to continue releasing new capabilities and product offerings leveraging our distinctive technology and rich data platform. Our focus will be in high growth areas such as our global strategic accounts, growth in developing regions for our sales such as Europe, and our channel and partner programs. Our growth strategies and programs in the coming months may be tempered by the continued economic uncertainty resulting from the COVID-19 pandemic.

Our business and growth strategy is organized around four fundamental pillars:

•

Persistence – Absolute’s solution is an undeletable digital tether, based on our patented Persistence technology that is embedded into the firmware of endpoint devices. This technology can re-establish communication and control of a device, even when the device is off the corporate network and beyond the reach of traditional IT management and security tools.

•

Resilience – Our Absolute Resilience® solutions provide the toolkit to automatically remedy and harden the endpoint against common fragility and decay in an increasingly complex and distributed environment. We are continuing to strengthen the capabilities of our Absolute Resilience solutions to solve the Dark Endpoint™ challenge (enterprise computing devices that are not connected to the corporate network or are missing critical IT management applications).

•

Intelligence – Due to our distinctive endpoint position and the significant volume of anonymous data points we gather from activated devices, we are able to deploy machine learning to analyze these data sets in order to deliver real-time insights to our customers around the health, performance, and compliance of their devices and software. We believe that we are well organized to accelerate the enhancement of our capabilities in this area that we believe will enable our customers to optimize the security and efficiency of their endpoint devices.

•

Education – Historically the education sector has had unique technology requirements. The recent rapid shift to learn-from-home environments has led to certain increases in technology funding and many schools procuring and mobilizing systems for students, teachers, and administrators – in essence, moving to more of an enterprise model. As a result, we see a growing role for Absolute in this sector, which includes helping ensure the student has access to a secure device capable of accessing online curriculum, allowing administrators to understand where devices are and if they are being used for their intended purposes, and helping manage the reissuance of devices. Further, we believe the ongoing enhancements in our enterprise software products can support those education organizations as their requirements shift to more closely mirror those of a typical enterprise customer.

Routes to Market

We have several routes to market which are grounded in our “land and expand” strategy, where we seek to grow our presence within a customer’s IT and security environments over time.

PC OEMs

During the selling process, we typically co-engage with our PC OEM partners, often also in conjunction with value-added resellers (“VARs”) and distribution partners (see “Partner Ecosystem” below). Commonly, a customer’s purchase of our solutions will be made in conjunction with the purchase of new endpoint devices from the PC OEM. Orders are often placed from our end user customers to our partners, who then place orders directly with Absolute. To drive demand, we operate a channel support team with responsibility for cultivating go-to-market initiatives with our channel partners and driving new customer acquisition campaigns. We currently generate approximately 75-80% of our total revenues in conjunction with our PC OEM partners.

Direct

Our direct sales force is responsible for solution-selling, targeting new customers, upselling and expanding within existing accounts, and relationship management with our end customers. Commonly, a customer’s initial purchase of our solutions will be made in conjunction with the purchase of new endpoint devices and will represent a small portion of the overall license opportunity within that customer’s environment. Many customer deployments expand over time, either as a result of customer purchases of incremental licenses on new device purchases or, alternatively, through the purchase of an enterprise or site license covering a majority or all devices in their environment. See “Subscription Billings” below.

Channel/Managed Service Providers

In addition to our strategic partnerships with PC OEMs, Absolute is engaged with and sells through a variety of other indirect channel partners, including resellers, distributors, and managed service providers around the world. These partners typically have direct relationships with existing and potential customers, offering opportunities for Absolute to acquire new customers.

Partner Ecosystem

Our partner ecosystem is an essential component of our business strategy. Our key partners are PC OEMs who are both key collaborative technology partners and key distribution and reseller partners. We also have a robust and growing network of other partners such as distributors, resellers, managed IT service providers (“MSPs”), and ISVs.

Our strong relationships with PC OEMs are foundational to our robust ecosystem. We are continually enhancing and expanding our PC OEM relationships from both the technology and go-to-market perspectives in order to drive value for them. Our PC OEM partners have adopted our Persistence technology as a standard and have embedded it in the firmware of their laptop, desktop, and/or tablet devices. This is an important collaboration for us, as the embedded support enhances the persistence (the ability to survive unauthorized or unintentional removal attempts) of our software, which is a key differentiator for us. Our Persistence technology is normally shipped in a dormant state with the device and is activated after the customer purchases our service and installs the Absolute software agent.

The following table lists PC OEMs who currently provide embedded support for our Persistence technology:

Aava Mobile (since 2015)

Acer (since 2009)

ASUS (since 2009)

Daten (since 2014)

Dell (since 2005)

Dynabook (since 2006)

Fujitsu (since 2006)

Fujitsu Client Computing Ltd. (since 2019) Getac (since 2008)

HP (since 2005)

Inforlandia LDA (since 2013)

Intel (Classmate Computer) (since 2009) Lenovo (since 2005)

Microsoft (since 2014)

MPS Mayorista (since 2015) Mustek Systems (since 2015)

NCS Technologies, Inc. (since 2007) Panasonic (since 2006)

PC Smart SA (since 2013) Pinnacle Africa (since 2015)

Positivo Informatica SA (since 2014) Prestigio (since 2015)

Samsung (since 2011)

VAIO (since 2017)

Zebra (since 2015)

Patent Portfolio

At June 30, 2020, we have a global portfolio of 140 issued patents and 29 patent applications in process.

Subscription Business Model

We sell our solutions to end customers most often under a term license model in which customers acquire subscriptions to our cloud-based software services for a specified term, typically ranging from one to five years. The majority of these subscriptions are fully invoiced up-front for the entire licensed term and are non-refundable. We refer to our total invoiced sales in a period as our total “Billings”. During F2020, the prepaid term of our Billings averaged approximately 19 months (based on the ratio of the total amount invoiced over the annualized contract value of the associated Billings).

We also offer enterprise license (“EL”) and site license (“SL”) models, which provide customers with the option to license our software for multiple years on either a fully pre-paid basis or with an annual payment at the start of each contract year. The EL and SL models match the buying preferences of some of our customers and generally result in a positive impact to ARR compared to prepaid multi-year licenses.

From a financial reporting perspective, the amount we invoice is recorded at the time of sale in deferred revenue on the statement of financial position and is recognized as revenue ratably over the contract term. Due to the fact that a significant portion of our Billings are for terms longer than one year, in general, only 20-30% of total Billings reported for any given fiscal year are also recognized as revenue in the same fiscal year.

Seasonality

Given the annual budget approval process of many of our customers, we see seasonal patterns in our business. Our cash from operating activities is affected by the timing of our customer Billings, with cash collections in a particular quarter having a high correlation to Billings in the previous quarter. Historically, a higher concentration of Billings have occurred in the fourth quarter of each fiscal year. This has been primarily due to higher activity in the North American education sector during this quarter. The strength of this seasonal pattern in the future will be impacted by the shifting relative proportions of our sales into the enterprise, government, and education sectors.

Competition

The markets we serve are increasingly competitive and are characterized by continuous and rapid changes in technology, customer needs, and industry standards. However, we have historically experienced few direct competitors for our offerings, which we believe are unique in the IT and security markets. On occasion, we encounter companies that offer capabilities that overlap with certain subsets of our product portfolio, such as endpoint hardware and software inventory management, compliance reporting, and data discovery. However, our product offerings often complement these other companies’ offerings, by providing status reporting on their presence and activity on the endpoint and the ability to self-heal and repair many applications.

We believe our competitive position in the market is built upon our patented Persistence technology that is embedded into the firmware of leading PC OEMs’ devices, the off-network capabilities of our solutions, broad device coverage, extensive PC OEM go-to-market relationships, and strong patent portfolio.

Non-IFRS Measures

Throughout this MD&A we refer to a number of measures which we believe are meaningful in the assessment of the Company’s performance. Many of these metrics are non-standard measures under International Financial Reporting Standards (“IFRS”), do not have any standardized meaning under IFRS, and are unlikely to be comparable to similarly titled measures reported by other companies. Readers are cautioned that the disclosure of these items is meant to add to, and not replace, the discussion of financial results or cash flows from operations as determined in accordance with IFRS.

The purpose of these non-IFRS measures is to provide supplemental information that may prove useful to readers who wish to consider the impact of certain non-cash or uncontrollable items on the Company’s operating performance. Share-based compensation and non-cash amortization of acquired intangible assets are being excluded from the Company’s operating expenses because the decisions which gave rise to these expenses were not made to increase sales in a particular period, but were made for the Company’s long-term benefit over multiple periods. While strategic decisions, such as those to issue share-based awards or to acquire intangible assets, are made to further the Company’s long-term strategic objectives and do impact the Company’s earnings under IFRS, these items affect multiple periods and management is not able to change or affect these items within any particular period. As such, supplementing IFRS disclosure with non-IFRS disclosure using the non-IFRS measures outlined below provides management with an additional view of operational performance by excluding expenses that are not directly related to performance in any particular period. Management uses both IFRS and non-IFRS measures when planning, monitoring and evaluating the Company’s performance.

These measures, as well as their method of calculation or reconciliation to IFRS measures, are as follows:

a)	Total ARR, Net ARR Retention, and ARR from New Customers

As the majority of our customer contracts are sold under prepaid multi-year term licenses, there is typically a significant lag between the timing of the invoice and the associated revenue recognition. As a result, we focus on the aggregate annual recurring revenue of our subscriptions under contract and generating revenue, measured by Annual Recurring Revenue (“ARR”), as an indicator of our future recurring revenues.

Note that prior to Q4-F2020, we referred to ARR as Annual Contract Value (“ACV”); however, we have changed the nomenclature of this measure as we believe ARR is more aligned with industry norms. There has been no change in the method by which this measure (and related measures below) is calculated.

Total ARR (previously “ACV Base”) measures the amount of annual recurring revenue we will receive from our commercial customers under contract at a point in time, and therefore is an indicator of our future revenue streams. Total ARR will change over a period through the retention, attrition and expansion of existing customers and the acquisition of new customers. As Total ARR is measured at a point in time, there is no similar measure under IFRS against which it can be reconciled.

Net ARR Retention (previously “Net ACV Retention”) measures the percentage increase or decrease in Total ARR at the end of a period for customers that comprised Total ARR at the beginning of the same period. This metric provides insight into the effectiveness of our activities to retain and expand the ARR of our existing customers.

ARR from New Customers (previously “ACV from New Customers”) measures the addition to Total ARR from sales to new commercial customers during a period.

We believe that increases in the amount of ARR from New Customers, and improvement in our Net ARR Retention, will accelerate the growth of Total ARR and, in turn, our future revenues.

b)	Adjusted Operating Expenses

A number of significant non-cash expenses are reported in our Cost of Revenue and Operating Expenses. In addition, restructuring and reorganization charges and post-retirement benefits are also reported in Operating Expenses. Management defines “Adjusted Operating Expenses” as IFRS Cost of Revenue and Operating Expenses adjusted for these items, as we believe that analyzing these expenses exclusive of these items provides a useful measure of the cash invested in operating the ongoing business. The non-cash items include share-based compensation, amortization of intangible assets, and amortization of property and equipment and right of use assets.

Specifically, management adjusts for the following items in computing its Adjusted Operating Expenses:

1)

Share-based compensation: Our compensation strategy includes the use of share-based awards to attract and retain key employees, executives and directors. It is principally aimed at aligning their interests with those of our shareholders and at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, share-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any particular period.

2)

Amortization of Intangible Assets: We believe that amortization of intangible assets is not necessarily reflective of current period operational activities. In particular, the amortization of acquired technologies and customer relationships relates to items arising from pre-acquisition activities. These are costs that are determined at the time of an acquisition or when other intangible assets are acquired. While it is continually reviewed for potential impairment, amortization of the cost is a static expense, one that is typically not affected by operations during any particular period.

3)

Amortization of Property and Equipment and Right of Use Assets: We believe that amortization of property and equipment and right of use assets is not necessarily reflective of current period operational activities. In particular, the costs associated with these assets relate to operational decisions made in prior periods. Amortization of these costs is a static expense, one that is typically not affected by operations during any particular period.

4)

Restructuring or Reorganization Charges and Post-Retirement Benefits: We believe that costs incurred in restructuring or reorganization, and certain significant post-retirement benefits afforded to executives upon departure from the Company, are not necessarily reflective of current period operational activities. In particular, these items relate to decisions which will impact future operating periods. The magnitude of these expenses is typically determined by contractual law, common law, or by statute, and is unaffected by operations and performance in any particular period.

c)	Adjusted Operating Expenses – pre-IFRS 16 and Cash from Operating Activities – pre-IFRS 16

We adopted IFRS 16, “Leases”, effective July 1, 2019 using the modified retrospective approach (please refer to the “New Accounting Pronouncements” section of this MD&A and to note 2(e) in the F2020 Consolidated Financial Statements). Accordingly, financial information for fiscal 2019 has not been adjusted as a result of the adoption of IFRS 16.

Management believes that presenting F2020 Adjusted Operating Expenses and Cash from Operating Activities on a pre-IFRS 16 basis will provide meaningful comparatives to similar F2019 operating results.

Please see the following for a reconciliation of Cost of Revenue and Operating Expenses to Adjusted Operating Expenses and to Adjusted – pre-IFRS 16 Operating Expenses.

	Three months ended June 30,

	2020						2019

(in millions)	Per consolidated financial statements	Adjustments		Adjusted	IFRS 16 Adjustments(1)	Adjusted Operating Expenses – pre-IFRS 16(1)	Per consolidated financial statements	Adjustments		Adjusted

Cost of Revenue (“COR”)	$3.0	$(0.1	)(2)	$2.9	$0.2	$3.1	$3.6	$-		$3.6

Operating Expenses
Sales and Marketing	$9.1	$(0.2	)(2)	$8.9	$0.1	$9.0	$9.3	$-		$9.3
Research and Development	5.5	(0.1	)(2)	5.4	0.1	5.5	5.0	-		5.0
General and Administration	3.0	(1.0	)(2)(3)	2.0	0.1	2.1	3.3	(0.8	)(3)	2.5
Share-based compensation	3.1	(3.1	)(4)	-	-	-	1.1	(1.1	)(4)	-

Adjusted Operating Expenses	$23.7	$(4.5)		$19.2	$0.5	$19.7	$22.3	($1.9)		20.4

	Year ended June 30,

	2020						2019

(in millions)	Per consolidated financial statements	Adjustments		Adjusted	IFRS 16 Adjustments(1)	Adjusted Operating Expenses – pre-IFRS 16(1)	Per consolidated financial statements	Adjustments		Adjusted

Cost of Revenue (“COR”)	$12.7	$(0.5	)(2)	$12.2	$0.6	$12.8	$13.0	$-		$13.0

Operating Expenses
Sales and Marketing	$38.0	$(0.7	)(2)	$37.3	$0.4	$37.7	$37.4	$-		$37.4
Research and Development	18.3	(0.6	)(2)	17.7	0.7	18.4	19.2	-		19.2
General and Administration	13.7	(3.6	)(2)(3)	10.1	0.3	10.4	13.4	(3.4	)(3)	10.0
Share-based compensation	6.7	(6.7	)(4)	-	-	-	5.0	(5.0	)(4)	-

Adjusted Operating Expenses	$89.4	$(12.1)		$77.3	$2.0	$79.3	$88.0	($8.4)		79.6

Notes:

(1)

The Company adopted IFRS 16, “Leases”, effective July 1, 2019 using the modified retrospective approach (please refer to the “New Accounting Pronouncements” section of this MD&A and to Note 2(e) in the notes to the F2020 Consolidated Financial Statements). Accordingly, financial information presented for fiscal 2019 has not been adjusted for the impact of the adoption of IFRS 16. “IFRS 16 Adjustments” and “Adjusted Operating Expenses – pre-IFRS 16” represent the impact on the Company’s financial results had IFRS 16 not been adopted.

(2)	Amortization of right of use assets per the Statement of Cash Flows.

(3)	Amortization of property and equipment per the Statement of Cash Flows.

(4)	Share-based compensation per the Statement of Operations.

d)	Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA” and “Adjusted EBITDA - pre-IFRS 16”)

Management believes that analyzing operating results exclusive of the significant non-cash items noted above provides a useful measure of the Company’s performance, as it helps illustrate underlying trends in our business that could otherwise be masked by the effect of the income or expenses that are not indicative of the core operating performance of our business that are excluded from adjusted EBITDA. The term Adjusted EBITDA refers to earnings before deducting interest income or expense, income taxes, amortization of intangible assets and property and equipment, foreign exchange gains or losses, share-based compensation, restructuring or reorganization charges and post-retirement benefits. The items excluded in the determination of Adjusted EBITDA include share-based compensation, amortization of intangible assets, amortization of property and equipment and restructuring or reorganization charges and post-retirement benefits. In addition, the impact of IFRS 16 is excluded in the determination of Adjusted – pre-IFRS 16 EBITDA. See points (b) and (c) above for a discussion of these items.

Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other IFRS financial measures. Some of the limitations of Adjusted EBITDA are that it excludes recurring expenses for interest payments, does not reflect the dilution that results from stock-based compensation, and does not reflect the cost to replace amortized property and equipment. It may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.

Management believes that presenting F2020 Adjusted EBITDA on a pre-IFRS 16 basis will provide a meaningful comparative to F2019 Adjusted EBITDA.

The following table provides a reconciliation of our Operating Income to Adjusted EBITDA and to Adjusted – pre-IFRS 16 EBITDA:

	Three months ended June 30,

	2020						2019

(in millions)	Per consolidated financial statements	Adjustments		Adjusted EBITDA	IFRS 16 Adjustments(1)	Adjusted EBITDA – pre-IFRS 16 (1)	Per consolidated financial statements	Adjustments		Adjusted

Operating Income	$3.5	$4.5	(2)	$8.0	$(0.5)	7.5	$3.0	$1.9	(1)	$4.9

	Year ended June 30,

	2020						2019

(in millions)	Per consolidated financial statements	Adjustments		Adjusted EBITDA	IFRS 16 Adjustments(1)	Adjusted EBITDA – pre-IFRS 16 (1)	Per consolidated financial statements	Adjustments		Adjusted

Operating Income	$15.3	$12.1	(2)	$27.4	$(2.0)	25.4	$10.9	$8.4	(1)	$19.3

Notes:

(1)

The Company adopted IFRS 16, “Leases”, effective July 1, 2019 using the modified retrospective approach (please refer to the “New Accounting Pronouncements” section of this MD&A and to Note 2(e) in the notes to the F2020 Consolidated Financial Statements). Accordingly, financial information presented for fiscal 2019 has not been adjusted for the impact of the adoption of IFRS 16. “IFRS 16 Adjustments” and “Adjusted EBITDA – pre-IFRS 16” represent the impact on the Company’s financial results had IFRS 16 not been adopted.

(2)	Amortization of property and equipment and right of use assets per the Statement of Cash Flows, and share-based compensation per the Statement of Operations.

e)	Billings

See the “Subscription Billings” and “Seasonality” sections of this MD&A for a detailed discussion of Billings. Billings are a component of deferred revenue (see Note 12 of the notes to the F2020 Consolidated Financial Statements) and result from invoiced sales of our solutions. Most of our Billings relate to prepaid term license subscriptions. We view Cash from Operating Activities as a meaningful performance metric, and the total amount of our Billings in a period will have a material impact on our operating cash flows.

Financial Performance Review and Analysis

Total Annual Recurring Revenue

Total ARR measures the annualized value of recurring revenue we have under contract with our commercial customers and is generating revenue at a point in time, and is therefore a direct indicator of our future recurring revenue streams. The increase or decrease in Total ARR during a given period measures our success in impacting the amount of future annual revenue that will be earned by the Company. Total ARR will increase (or decrease) in a period through the retention (or attrition) and expansion (or contraction) of service subscriptions from existing commercial customers, and through the acquisition of new commercial customers.

The following table shows the components of Total ARR broken out by industry vertical and geography. In addition, it shows the percentage increase (decrease) in Total ARR over the trailing four quarters (“T4Q”), as well as compared to the prior sequential quarter (“QoQ”).

(in millions)	Q4-F2020	Q3-F2020		Q2-F2020		Q1-F2020		Q4-F2019

Total ARR	$108.3	$101.4		$100.3		$99.1		$98.0

Enterprise	60.5	58.2		57.6		55.1		53.6
Government	13.5	12.4		12.0		11.9		11.6
Education	34.3	30.8		30.7		32.1		32.8

North America	93.5	87.8		87.4		86.7		85.7
International	14.8	13.6		12.9		12.4		12.3

T4Q Growth – Total	11%	7%		5%		7%		7%

Enterprise	13%	14%		13%		11%		11%
Government	17%	11%		9%		13%		15%
Education	4%	(7%	)	(8%	)	(2%	)	(1%	)

North America	9%	4%		3%		4%		5%
International	20%	24%		23%		24%		26%

Sequential QoQ Growth – Total	7%	1%		1%		1%		3%

Enterprise	4%	1%		5%		3%		5%
Government	9%	4%		0%		3%		3%
Education	11%	0%		(4%	)	(2%	)	(0%	)

North America	7%	1%		1%		1%		2%
International	8%	6%		4%		1%		12%

Our success with respect to the retention and expansion of service subscriptions from existing commercial customers during a period is represented by our Net ARR Retention rate, and our success with respect to acquiring new commercial customers during a period is measured by the amount of incremental ARR from new commercial customers (“ARR from New Customers”). We believe that our ability to renew our customers more efficiently, and cost effectively, through inside sales and/or partnerships, will create more of selling capacity within our direct sales organization. In Q3-F2020 we commenced a partnership with ServiceSource, a third party outsourced sales renewal organization, and expect this initiative to help improve our renewal efficiency over time. Combined, we believe these factors will improve our Net ARR Retention rate and drive increased ARR from New Customers.

In Q4-F2020, Net ARR Retention from existing commercial customers was 103%, up from 100% in Q3-F2020 and 101% in Q4-F2019. ARR from New Customers was $3.5 million in Q4-F2020, up from $1.0 million in Q3-F2020 and from $2.1 million in Q4-F2019.

We believe that our market growth opportunity continues to be strong in the Enterprise and Government verticals, and therefore we continue to direct a substantial portion of our sales and marketing and product development investment to target these markets. We believe these focused initiatives have helped drive the 14% T4Q growth we have experienced in these markets combined, and we believe that our investment in these verticals will continue to drive growth in the future. The shift to work from home environments resulting from the COVID-19 pandemic appears to have resulted in IT and security teams requiring services provided by Absolute in order to effectively manage and secure devices off corporate networks. We believe that this dynamic helped drive record ARR from New Customers of $2.4 million within the Enterprise and Government sectors in Q4-F2020, compared to $2.0 million in Q4-F2019. No single Enterprise or Government customer represented more than $0.5 million of the total in Q4-F2020, while Q4-F2019 included a single transaction that exceeded that amount.

As discussed previously under “Growth Strategy”, while we had been experiencing headwinds in the Education vertical over the past few fiscal years, Q4-F2020 saw rapid changes for Educational organizations as a result of a shift to learn from home environments. This shift resulted in IT teams having to mobilize not just students, but also teachers and administrators, as they were required to work, teach, and learn remotely. This shift positively impacted business in the Education vertical, where Q4-F2020 saw record ARR from New Customers of $1.1 million, compared to $0.2 million in Q4-F2019. In Q4-F2020, ARR from New Customers included one customer greater than $0.5 million.

At June 30, 2020, Total ARR was represented 56% by Enterprise vertical customers, 12% by Government vertical customers, and 32% by Education vertical customers. From a geographic perspective, June 30, 2020 Total ARR was represented 86% by North American customers and 14% by international customers. As a result of its smaller ARR, we expect international results to fluctuate with a higher degree of variability.

Revenue

Total revenue in Q4-F2020 increased 7% to $27.2 million from $25.3 million in Q4-F2019. This was represented by an 8% increase in commercial recurring revenue and a 6% increase in non-recurring professional services and other revenue. In the annual period of F2020, total revenue increased 6% to $104.7 million from $98.9 million in F2019. This increase was primarily a result of an increase in a 6% increase in commercial recurring revenue. The increases in commercial recurring revenue are a result of historical increases in Total ARR, as Total ARR is an indicator of future revenue growth.

In general, we believe our future commercial recurring revenue performance will be closely aligned with the net growth in Total ARR.

The table below provides details of our revenue, and the associated year-over-year increase (decrease), over the trailing five quarters:

(in millions)	Q4-F2020	Q3-F2020	Q2-F2020		Q1-F2020		Q4-F2019

Commercial Recurring Revenue	$25.9	$25.1	24.9		24.6		24.1
Professional Services and Other	1.3	1.0	0.9		1.1		1.2

Total Revenue	$27.2	$26.1	$25.8		$25.7		$25.3

Year-over-year increase (decrease)
Commercial Recurring Revenue	8%	5%	6%		6%		5%
Professional Services and Other	6%	1%	(11%	)	(6%	)	1%

Total Revenue	7%	5%	6%		6%		5%

The table below provides a comparison of our Q4 and annual revenue:

(in millions)	Q4 F2020	Q4 F2019	Increase (decrease)		YTD F2020	YTD F2019	Increase (decrease)

Revenue recognized from:
Term licensing(1)	$24.8	$23.1	7%		$96.3	$91.0	6%
Managed services(1)	1.1	1.0	15%		4.2	3.6	15%

Commercial Recurring Revenue	25.9	24.1	8%		100.5	94.6	6%
Professional services	0.1	0.2	(25%	)	0.4	0.7	(39%	)
Other(2)	1.2	1.0	11%		3.8	3.6	4%

Total Revenue	$27.2	$25.3	7%		$104.7	$98.9	6%

(1)	Cloud services and recurring managed professional service revenues are included as part of Total ARR (please refer to the “Critical Accounting Policies and Estimates” section of this MD&A).

(2)	Other revenue represents revenue derived from ancillary product lines, including consumer products.

Our annual F2020 revenue of $104.7 million was within the range of our previously disclosed outlook for revenue for the year, of $103 million to $107 million.

Adjusted Operating Expenses(1)

				Increase (decrease)
(in millions)	Q4-F2020	Q4-F2020(2) (pre-IFRS 16)	Q4-F2019	Q4-F2020	Q4-F2020 (pre-IFRS 16)
Cost of revenue (“COR”)(1)	$2.9	$3.1	$3.6	(20%)	(15%)
Sales and marketing (“S&M”)(1)	8.9	9.0	9.3	(4%)	(3%)
Research and development (“R&D”)(1)	5.4	5.5	5.0	6%	10%
General and administration (“G&A”)(1)	2.0	2.1	2.5	(19%)	(16%)

Adjusted Operating Expenses(1)	$19.2	$19.7	$20.4	(6%)	(4%)

Number of employees at June 30	499	499	477	5%	5%

				Increase (decrease)
(in millions)	YTD-F2020	YTD-F2020(2) (pre-IFRS 16)	YTD-F2019	YTD-F2020	YTD-F2020 (pre-IFRS 16)
Cost of revenue (“COR”)(1)	$12.2	$12.8	$13.0	(6%)	(2%)
Sales and marketing (“S&M”)(1)	37.3	37.7	37.4	(0%)	1%
Research and development (“R&D”)(1)	17.7	18.4	19.2	(7%)	(4%)
General and administration (“G&A”)(1)	10.1	10.4	10.0	0%	3%

Adjusted Operating Expenses(1)	$77.3	$79.3	$79.6	(3%)	(0%)

Number of employees at June 30	499	499	477	5%	5%

ADJUSTMENTS:

(1)	Please refer to the “Non-IFRS Measures” section of this MD&A for a reconciliation of these adjusted expenses to those in the Consolidated Financial Statements.

(2)

The Company has adopted IFRS 16, “Leases”, effective July 1, 2019 using the modified retrospective approach (please refer to the “New Accounting Pronouncements” section of this MD&A and to note 2(e) in the F2020 Consolidated Financial Statements). Accordingly, the information presented for fiscal 2019 has not been adjusted retrospectively. The figures presented under the column titled “pre-IFRS 16” present the Company’s financial information if IFRS 16 had not been adopted.

Adjusted Operating Expenses and EBITDA as a Percentage of Revenue(1)

(percentage of Revenue)	Q4-F2020	Q4-F2020(2) (pre-IFRS 16)	Q4-F2019	YTD-F2020	YTD-F2020(2) (pre-IFRS 16)	YTD-F2019

Cost of revenue (“COR”)(1)	11%	11%	14%	11%	12%	13%
Sales and marketing (“S&M”)(1)	33%	33%	37%	36%	36%	38%
Research and development (“R&D”)(1)	19%	20%	20%	17%	18%	19%
General and administration (“G&A”)(1)	8%	8%	10%	10%	10%	10%
Adjusted Operating Expenses(1)	71%	72%	81%	74%	76%	80%
Adjusted EBITDA(1)	29%	28%	19%	26%	24%	20%

ADJUSTMENTS:

(1)	Please refer to the “Non-IFRS Measures” section of this MD&A for a reconciliation of Adjusted Operating Expenses and EBITDA to those in the Consolidated Financial Statements.

(2)

The Company has adopted IFRS 16, “Leases”, effective July 1, 2019 using the modified retrospective approach (please refer to the “New Accounting Pronouncements” section of this MD&A and to note 2(e) in the F2020 Consolidated Financial Statements). Accordingly, the information presented for fiscal 2019 has not been adjusted retrospectively. The figures presented under the column titled “pre-IFRS 16” present the Company’s financial information if IFRS 16 had not been adopted.

Adjusted Operating Expenses in Q4-F2020 were $19.2 million, and were $77.3 million in the annual period of F2020. Adjusted Operating Expenses pre-IFRS 16 were $19.7 million in Q4-F2020, which is down 4% from $20.4 million in Q4-F2019, and were $79.3 million in the annual period, down marginally from $79.6 million in F2019.

The year-over-year decrease in Q4-F2020 was primarily attributable to lower service guarantee expenses and lower travel and entertainment expenses, partially offset by increased headcount related expenses, including amortized commissions and corporate bonus accruals, as compared to Q4-F2019.

Additionally, in the annual period of F2020, we experienced higher levels of personnel related expenses resulting from increased headcount levels, as well as increased consulting costs and professional fees on general corporate matters within G&A. However, these increases were significantly offset by lower R&D expenses resulting from increased levels of Canadian government Scientific Research and Experimental Development investment tax credits (“SRED ITCs”) upon the successful assessment, and filing, of historical claims.

Adjusted EBITDA was 29% of revenue in Q4-F2020, and Adjusted EBITDA pre-IFRS 16 was 28% of revenue, up from 19% from Q4-F2019. In the annual period of F2020, Adjusted EBITDA was 26% of revenue, and Adjusted EBITDA pre-IFRS 16 was 24% of revenue, up from 20% in F2019. The increase in Adjusted EBITDA in the annual period of F2020 was attributable to an increase in revenues, with a lower increase in Adjusted Operating Expenses, described above.

Cost of Revenue (“COR”) and Gross Margin

Cost of revenue includes the costs of operating our SaaS-hosted infrastructure, customer experience and support, professional and investigative services, as well as service guarantee costs and allocated overhead.

On an overall basis, COR was $3.0 million in Q4-F2020, down 17% from $3.6 million in Q4-F2019, and in the annual period of F2020, COR was $12.6 million, down 3% from $13.0 million in F2019. As a result, gross margin was 89% and 88% in Q4 and the annual period of F2020, respectively, compared to 86% and 87% in the comparable periods of F2019.

Adjusted COR was $2.9 million in Q4-F2020, and pre-IFRS 16 Adjusted COR was $3.1 million, down 15% from Q4-F2019. Adjusted COR was $12.2 million in the annual period of F2020, while pre-IFRS 16 Adjusted COR was $12.8 million, down 2% from $13.0 million in F2019. The decreases in Q4 and the annual periods of F2020 are primarily attributable to lower service guarantee (related to certain of our device theft investigation and recovery services) and geolocation license service expenses, partially offset by increased personnel related expenses, including corporate bonus accruals, as compared to the prior year.

We exited Q4-F2020 with a headcount of 78 in this area as compared to 82 at March 31, 2020 and 72 at June 30, 2019.

Sales and Marketing (“S&M”)

Sales and marketing expenses consist of salaries and related expenses for sales, marketing, partner support and business development personnel, amortization of deferred commission expenses, marketing automation, program and event expenditures, travel and entertainment expenses, and allocated overhead. We undertake a number of general marketing initiatives including: participation in tradeshows and partner events; marketing automation; market development programs with partners; public and industry analyst relations; webinars; and advertising expenditures. These expenditures are incurred to increase awareness with partners and customers, drive coverage with industry analysts and help to establish Absolute as the recognized leader in the Endpoint Resilience market.

In Q4-F2020, S&M expense decreased 2% to $9.1 million from $9.2 million in Q4-F2019. Adjusted S&M expense was $8.9 million and Adjusted pre-IFRS 16 S&M expense was $9.0 million, down 3% from $9.3 million in Q4-F2019. As a percentage of revenue, Adjusted pre-IFRS 16 S&M expenses were 33% in Q4-F2020, down from 37% in the comparative period of F2019.

S&M expense was $38.0 million in the annual period of F2020, up 2% from $37.4 million in F2019. In the annual period of F2020, Adjusted S&M expense was $37.3 million, and Adjusted pre-IFRS 16 S&M expense was $37.7 million, up 1% from $37.4 million in F2019. As a percentage of revenue, Adjusted pre-IFRS 16 S&M expenses were 36% in F2020, down from 38% in F2019.

Our Q4-F2020 S&M expense was primarily impacted by lower travel and entertainment expenses, offset by increased personnel related expenses, including amortized commissions, as compared to Q4-F2019. On an annual basis, our F2020 S&M expense was impacted by the same factors, however, as compared to F2019, the increased headcount related expenses were greater than the decreased travel and entertainment expenses, in addition to higher partner and direct marketing program spending. We exited Q4-F2020 with a headcount of 145 in S&M, as compared to 150 at March 31, 2020 and 142 at June 30, 2019.

Research and Development (“R&D”)

Research and development expenses consist primarily of salaries and related expenses for our research and development staff, contractor and outsourcing costs, and allocated overhead. These expenses are partially offset by SRED ITCs.

R&D expense was $5.4 million in Q4-F2020, up 8% from $5.0 million in Q4-F2019. Adjusted R&D expense was $5.4 million, and Adjusted pre-IFRS 16 R&D expense was $5.5 million, up 10% from Q4-F2019. Total SRED ITCs recorded were $0.4 million in Q4-F2020, consistent with $0.4 million in Q4-F2019. When measured as a percentage of revenues, Adjusted pre-IFRS 16 R&D expenses were 20% in Q4-F2020, consistent with 20% in Q4-F2019.

In the annual period of F2020, R&D expense decreased 5% to $18.3 million from $19.2 million in F2019. Adjusted R&D expense was $17.7 million and Adjusted pre-IFRS 16 R&D expense was $18.4 million, down 4% from $19.2 million in F2019. On an annual basis, we recorded SRED ITCs of $3.1 million, compared to $1.9 million in F2019. During F2020, we recorded $1.1 million in positive adjustments to SRED ITCs recorded within R&D expense as a result of the successful assessment by Canadian tax authorities of certain historical claims. As a percentage of revenue, Adjusted pre-IFRS 16 R&D expenses were 17% in F2020, compared to 18% in F2019.

The increase in our Q4-F2020 Adjusted R&D expense primarily reflects the impact of increased personnel related expenses resulting from filling open positions earlier in the fiscal year, and corporate bonus accruals. The decrease in Adjusted R&D expense in the annual period of F2020 reflects the impact of the increased SRED ITCs recorded earlier in the fiscal year, partially offset by higher personnel related expenses.

We exited Q4-F2020 with a headcount of 218 in R&D, compared to 210 at March 31, 2020 and 212 at June 30, 2019.

General and Administration (“G&A”)

G&A expenses consist of salaries and related expenses for finance and accounting, human resources, legal, administration, bad debt provisions, professional fees other corporate expenses and allocated overhead.

G&A expenses were $3.0 million in Q4-F2020, down 11% from $3.3 million in Q4-F2019. Adjusted G&A expenses were $2.0 million in Q4-F2020, while Adjusted pre-IFRS 16 G&A expenses were $2.1 million in Q4-F2020, down 16% from $2.5 million in Q4-F2019. When measured as a percentage of revenue, Adjusted pre-IFRS 16 G&A expenses were 8% in Q4-F2020, down from 10% in Q4-F2019.

In the annual period of F2020, G&A expenses were $13.7 million, up 2% from $13.5 million in F2019. Adjusted G&A expenses were $10.1 million, and Adjusted pre-IFRS 16 G&A expenses were $10.4 million in the annual period of F2020, up 3% from $10.0 million in F2019. Annual Adjusted pre-IFRS 16 G&A expenses were 10% of revenue in each of F2020 and F2019.

The decrease in Adjusted G&A expenses in Q4-F2020 compared to Q4-F2019 was primarily the result of decreased personnel related expenses, including travel and entertainment, and decreased IT infrastructure expenses, partially offset by increased professional fees incurred on general corporate matters. In the annual period of F2020, we experienced the same factors as mentioned above, however, professional fees were slightly higher than the decreased personnel related expenses as compared to F2019. We exited Q4-F2020 with a headcount of 58 in G&A, compared to 59 at March 31, 2020 and 51 at June 30, 2019.

Share-based compensation

Share-based compensation expenses are related to fair-value based measures related to our various share-based compensation arrangements.

Share-based compensation was $3.1 million in Q4-F2020, up from $1.1 million in Q4-F2019, and was $6.7 million in the annual period of F2020, up from $5.0 million in F2019. The increase in share-based compensation in the Q4 and annual periods of F2020 is primarily related to increased expenses related to deferred share units, which are marked to market each reporting period. Accordingly, we will experience higher share-based compensation expense in periods during which our share price increases.

Operating Income and Adjusted EBITDA

We recorded IFRS operating income of $3.5 million in Q4-F2020, up from $3.0 million in Q4-F2019. In the annual period of F2020, we recorded IFRS operating income of $15.3 million, up from $10.9 million in F2019.

Adjusted EBITDA was $8.0 million in Q4-F2020, while Adjusted pre-IFRS 16 EBITDA of $7.5 million was up 53% from $4.9 million Q4-F2019. As a percentage of revenue, Adjusted pre-IFRS 16 EBITDA was 28% in Q4-F2020, compared to 19% in Q4-F2019. In the annual period of F2020, Adjusted EBITDA was $27.4 million, while Adjusted EBITDA pre-IFRS 16 increased 32% to $25.4 million from $19.3 million in F2019, and improved to 24% of revenue from 20% in F2019.

The increase in Adjusted EBITDA is related to increased revenues (as outlined above under “Revenue”) and decreased Adjusted Operating Expenses (as outlined above under “Adjusted Operating Expenses”).

Our annual F2020 Adjusted EBITDA of $27.4 million, or 26% of revenue, was above the range of our previously disclosed outlook for Adjusted EBITDA for the year, of 21% to 25% of revenue.

Other Income and Expenses

Absolute earns finance income on its cash and investment resources beyond immediate operating requirements. We recorded finance income of $43,000 in Q4-F2020 compared to $75,000 in Q4-F2019, and

$395,000 in the annual period of F2020, up from $274,000 in F2019. The increase in finance income reflects moderately increased interest rates in addition to a higher level of short-term investments as compared to F2019.

Other income and expenses also include interest expense on lease liabilities, and foreign exchange gains and losses incurred primarily on the translation of Canadian dollar and U.K. pound cash, investment and liability balances.

In Q4 and the annual periods of F2020, we recorded $135,000 and $619,000, respectively, in interest expense on lease liabilities, compared to $nil in the comparative periods of F2019. In addition, we experienced a foreign exchange loss of $18,000 in Q4-F2020 as compared to $30,000 in Q4-F2019, while in the annual period of F2020, we recorded a foreign exchange gain of $199,000 as compared to a loss of $65,000 in F2019. In both F2020 and F2019, the losses were the result of intra-quarter fluctuations between the U.S. and Canadian dollar. In the annual period of F2020, the gain resulted primarily from the revaluation of the Company’s lease liabilities, a significant portion of which are denominated in Canadian dollars.

Income Taxes

Our overall effective tax rate is significantly impacted by the source of income or losses amongst our subsidiaries as a result of varying tax rates in different jurisdictions. In addition, our overall effective tax rate is impacted by share-based compensation, which is generally not deductible for income tax purposes. We are also subject to foreign exchange fluctuations on deferred tax balances originating in foreign jurisdictions, the impact of non-recognition of deferred tax assets in some jurisdictions, and the impact of changes in statutory tax rates.

In Q4-F2020, we recorded current tax expense of $370,000 and a deferred tax expense of $837,000, as compared to a current tax recovery of $317,000 and a deferred tax expense of $1.3 million in Q4-F2019. In the annual period of F2020, we recorded a current tax expense of $1.5 million and a deferred tax expense of $3.1 million, as compared to current tax expense of $1.6 million and deferred tax expense of $1.9 million in F2019.

The difference between our effective tax rate in F2020 of 30.2% (F2019 – 31.8%) and our statutory tax rate of 27.0% (F2019 – 27.0%) is primarily due to the interaction of the factors mentioned above. In the annual periods of F2020 and F2019, our effective tax rate was impacted by non-deductible expenses in our Canadian operations. In F2020 and F2019, our current tax position in Canada is net of SRED ITCs to be claimed, which are presented as a reduction of research and development expenses.

Net Income and Comprehensive Income

The Company recorded net income in Q4-F2020 of $2.2 million, up 9% from $2.0 million in Q4-F2019. In the annual period of F2020, we recorded net income of $10.6 million, compared to $7.6 million in F2019. Net income in the current year reflects the impact of IFRS operating income and income tax expense, as described above. In Q4-F2020, we recorded total comprehensive income of $2.5 million, reflecting net income and the impact of the reclassification of previously unrealized foreign exchange forward losses recorded in Other Comprehensive Income within shareholders’ deficiency at March 31, 2020.

Cash from Operating Activities

Our quarterly cash from operating activities is significantly impacted by the timing of our Billings, with cash collections in one quarter having a high correlation to Billings in the previous quarter.

Our Billings in a period represent amounts related to expiring contract renewals, existing customer expansions and product upgrades, and new customer purchases. As our average prepaid contract term over the past four quarters has averaged 19 months, our Billings in a period are heavily influenced by the expiration of contracts sold in the same period several years prior. As a result, a comparison of current period Billings to prior year Billings may be misleading, as a year-over-year increase/decrease in Billings may infer an expansion/contraction of Total ARR when no such expansion/contraction exists. For this reason, we believe that the change in Total ARR is a more accurate measure of our revenue generating activities.

The table below provides details of our Billings over the trailing six quarters:

(in millions)	Q4-F2020	Q3-F2020	Q2-F2020	Q1-F2020	Q4-F2019	Q4-F2019

Billings	$42.2	$24.9	$23.8	$22.0	$31.4	$21.5

Our average prepaid contract term has generally trended lower in recent quarters, which is a result of our deliberate focus on our sales incentives geared toward maximizing the ARR of our Billings. Due to an increase in ARR in the Education vertical, where contract terms tend to trend longer, the average prepaid contract term in Q4-F2020 was 21 months. The average contract term of our customer Billings will fluctuate depending on customer buying patterns, which will impact our operating cash flows.

In Q4-F2020, we generated cash from operating activities of $11.6 million, up from $3.5 million in Q4-F2019. In the annual period of F2020, we generated cash from operating activities of $25.0 million, up from $10.3 million in F2019 period. Our F2020 cash from operations was positively impacted primarily by improved Adjusted EBITDA (as outlined above under “Operating Income and Adjusted EBITDA”) in addition to working capital changes, including higher Billings, as compared to F2019.

Our annual F2020 cash from operating activities of $25.0 million, or 24% of revenue, was above the range of our previously disclosed outlook for cash from operating activities for the year, of 16 % to 22% of revenue.

Liquidity and Capital Resources

We believe Absolute is in a strong financial position, with no debt and the financial resources necessary to fund its operating and capital requirements and to support its business objectives. At June 30, 2020, our cash, cash equivalents and short-term investments were $47.1 million, compared to $35.8 million at June

30, 2019. The Company’s cash and investment position was impacted in F2020 by cash from operations, an amount of $3.9 million in capital expenditures, and outlays of $10.0 million for dividends and $1.7 million lease liability repayments. These amounts were offset by the receipt of $2.1 million on stock option exercises and receipts pursuant to the Company’s other employee share-based plans.

Based on current sales and investment plans, management believes that the Company has sufficient capital resources to support its business objectives for the coming year.

Accounts receivable

Accounts receivable balances increased to $29.0 million at June 30, 2020 (69% of Q4-F2020 Billings) from $22.2 million at June 30, 2019 (72% of Q4-F2019 Billings). The increase is primarily due to increased Billings volumes in Q4-F2020 as compared to Q4-F2019.

At June 30, 2020, 1% of the Company’s accounts receivable balance was over 90 days past due, consistent with June 30, 2019. At June 30, 2020, accounts receivable included three PC OEM and distributor partners that represented more than 10% of receivables, at 55%, 16%, and 16%, respectively. At June 30, 2019, these three partners comprised 40%, 27%, and 8%, respectively, of our total accounts receivable, with a fourth partner representing 15%.

Deferred revenue

Deferred revenue was $142.6 million at June 30, 2020, compared to $134.4 million at June 30, 2019. Deferred revenue is comprised of the unamortized portion of deferred revenue from our Billings, which is amortized ratably to revenue over time.

The scheduled recognition of deferred revenue is as follows:

(in millions)	F2021	F2022	F2023	F2024	F2025	Total

Revenue to be recognized	$80.8	$35.2	$19.6	$6.0	$1.0	$142.6

Current taxes and deferred income tax assets

At June 30, 2020, we had current taxes receivable of $112,000 and current taxes payable of $382,000, compared to current taxes receivable of $708,000 and current taxes payable of $14,000 at June 30, 2019. In F2020 and F2019, our current tax position in Canada is net of SRED ITCs to be claimed, which are presented as a reduction of research and development expenses. Our current tax receivable primarily relates to payments of tax instalments, and our current taxes payable relates to current taxes in jurisdictions in which we have taxable income.

At June 30, 2020, we had total deferred income tax assets of $22.3 million, compared to $22.4 million at June 30, 2019. These deferred tax assets are primarily attributable to the future benefit of deferred revenue balances, operating tax loss carry forwards in our U.K. operations, and to amounts relating to SRED ITCs in our Canadian operations. Management believes these deferred income tax assets are more likely than not to be realized.

The Company operates in various tax jurisdictions and, accordingly, the Company’s income is subject to varying rates of tax. Losses incurred in one jurisdiction cannot be used to offset income taxes payable in another. The Company’s ability to use income tax losses and future income tax deductions is dependent upon the profitable operations of the Company in the tax jurisdictions in which such losses or deductions arise.

In assessing the recognition of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the years in which the temporary differences are deductible. To the extent that management believes that the realization of the deferred income tax assets does not meet the more likely than not realization criteria, deferred tax assets are not recognized.

Shareholders’ Deficiency and Outstanding Share Data

At June 30, 2020, Absolute had a shareholders’ deficiency of $43.1 million. In evaluating shareholders’ deficiency, management believes it is important to consider the $142.6 million of deferred revenue carried on the statement of financial position. Deferred revenue represents prepaid (or due to be paid in full on payment terms) and non-refundable revenue, on which we expect to generate high margins when recognized in income, as much of the associated contract acquisition costs are already included in the operating deficit. In addition, any common shares repurchased as part of our fiscal 2016 Substantial Issuer Bid or Normal Course Issuer Bids are recorded at an historical per share average value, and the difference between these amounts and the amount paid is recorded as part of deficit.

The Company’s common shares (the “Common Shares”) trade on the Toronto Stock Exchange (the “TSX”) (TSX: ABT). At June 30, 2020, the Company had 42,535,495 (August 10, 2020 – 42,566,003) issued and outstanding Common Shares. The following rights to receive Common Shares are issued and outstanding at June 30, 2020:

•

Stock Option Plan: 791,171 (August 10, 2020 – 791,171) stock options granted and outstanding. The stock options have a weighted average exercise price of CAD$7.87 per share and a weighted average term to expiry of 4.2 years. There were no stock options granted in F2020.

•

Performance and Restricted Share Unit (“PRSU”) Plan: 617,373 (August 10, 2020 – 617,373) Performance Share Units (“PSUs”) granted and outstanding. The PSUs have a weighted average term to expiry of 4.5 years. There were 444,033 PSUs granted in F2020.

•

PRSU Plan: 1,811,963 (August 10, 2020 – 1,811,963) Restricted Share Units (“RSUs”) granted and outstanding. The RSUs have a weighted average term to expiry of 1.6 years. There were 1,288,092 RSUs granted in F2020.

•

Employee Share Ownership Plan: During F2020, the Company issued 72,023 Common Shares at a weighted average price of CAD$6.68 per Common Share pursuant to the Company’s 2005 Employee Share Purchase Plan (the “Prior ESOP”). The Company adopted a new Employee Share Ownership Plan effective January 1, 2020 (the “New ESOP”) to replace the Prior ESOP. Commencing July 1, 2020, Common Share issuances under this employee incentive program will be pursuant to the New ESOP. Under each of the Prior ESOP and the New ESOP, employees may purchase Common Shares issued from treasury during two discrete offering periods each year. The issuance price of Common Shares is 85% of the lower of the closing Common Share price on the first and last day of the relevant offering period, and therefore can result in an issuance price that is below the market price of the Common Shares on the date of issuance.

On October 1, 2019, the Company commenced a TSX-approved Normal Course Issuer Bid (the “2020 NCIB”) that enables the Company to purchase up to 2,663,275 of its Common Shares for cancellation or return to treasury until September 30, 2020. The 2020 NCIB allows for the purchase of up to 27,956 Common Shares on a daily basis, except where purchases are made in accordance with “block purchase” exemptions under applicable TSX policies. Prior to October 1, 2019, the Company purchased and cancelled shares under previously TSX-approved Normal Course Issuer Bids.

During F2020, the Company repurchased and cancelled 8,700 Common Shares for a total cost of $48,828 (2019 – $nil) under the 2020 NCIB. On cancellation of the Common Shares, the difference between the purchase price and the average book value of the Common Shares were recorded as a deficit, which amounted to $32,919 (2019 – $nil).

As a measure of prudence while we monitored developing market conditions, we temporarily suspended purchases of our Common Shares under the 2020 NCIB through June 30, 2020. Any shareholder may obtain, without charge, a copy of the notice of intention with respect to the 2020 NCIB by contacting the Company.

Contractual Commitments

The Company’s minimum payments required under other contractual commitments for business service agreements are as follows as at June 30, 2020:

2021	$689,550
2022	399,714
2023	112,434

$1,201,698

The Company’s maturities of lease liabilities are as follows as at June 30, 2020:

2021	$2,356,346
2022	2,194,448
2023	1,766,341
2024	1,676,881
2025	1,719,557
2026	1,634,144
2027	554,544

$11,902,261

At June 30, 2020, the weighted average remaining lease term is 6 years and the weighted average discount rate is 4.9%.

Off Balance Sheet Arrangements

We have not entered into any off balance sheet arrangements.

Corporate Developments

None.

Related Party Transactions

Key management personnel compensation

	F2020	F2019

Salaries, bonus, and short-term employment benefits	$3,921,179	$4,288,039
Share-based compensation	2,761,740	2,998,792

	$6,682,919	$7,286,831

In F2020, 15 individuals, inclusive of our Board of Directors, were included in key management personnel, as compared to 18 individuals in F2019.

Subsequent Events

Quarterly dividend

On July 20, 2020, the Company declared a quarterly dividend of CAD$0.08 per share on the Common Shares, payable in cash on August 31, 2020 to shareholders of record at the close of business on August 12, 2020.

Employee share ownership plan

On July 21, 2020, 30,508 Common Shares were issued pursuant to the New ESOP.

Derivative financial instruments

Through August 10, 2020, the Company entered into foreign exchange forward contracts with a notional value of $18,400,000 to hedge Canadian dollar denominated operating expenses.

Financial Instruments

Overview

The Company is exposed to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives for growth. The main objectives of the Company’s risk management process are to ensure that risks are properly identified and that the capital base is adequate in relation to those risks. The principal financial risks to which the Company is exposed have not changed from the year ended June 30, 2019. During the year ended June 30, 2020, the Company entered into foreign exchange forward contracts to minimize its exposure to foreign exchange rate risks.

Market risk

Market risk is the risk that changes in market prices, such as fluctuations in the market prices of the Company’s publicly traded investments, foreign exchange rates, and interest rates, will affect the Company’s income or the value of its financial instruments. The Company does not engage in risk management practices related to its investments or interest rate risks, such short selling with respect to its investments.

The Company operates internationally, primarily in the United States, giving rise to exposure to market risks from foreign exchange rates. The Company’s functional currency is the U.S. dollar. However, the Company maintains Canadian dollar net asset positions, and therefore records gains in periods of rising Canadian dollar exchange rates and losses in periods of declining rates. Canadian dollar operating costs are converted at current exchange rates, while revenue is recorded at historic rates from when the sales contracts were recorded into deferred revenue, and as a result the Company’s operating income decreases in periods when the Canadian dollar appreciates.

The Company engages in risk management practices related to its foreign currency denominated operating expenses by hedging using derivative instruments such as foreign exchange forward contracts.

Foreign Currency Sensitivity Analysis

Volatility in the Canadian dollar relative to the U.S. dollar could impact the Company’s current operating margins as a significant amount of operating costs are denominated in Canadian dollars. Appreciation in the Canadian dollar would negatively impact the Company’s current operating margins, while depreciation in the Canadian dollar would positively impact current operating margins. The Company is also exposed to fluctuations in the U.K. pound, through U.K. pound working capital balances and operating expenses.

If unhedged, the Company’s sensitivity to a 1% strengthening of the Canadian dollar against the U.S. dollar is an approximate decrease of $273,000 in annual operating income and a $343,000 decrease in net income. This sensitivity decreases commensurate with the amount of Canadian dollar denominated operating expenses that are hedged.

The Company’s sensitivity to a 1% strengthening of the U.K. pound against the U.S. dollar is an approximate decrease of $24,000 in annual operating income and a $22,000 decrease in net income. For a 1% weakening of the Canadian dollar or U.K. pound against the U.S. dollar, there would be an equal and opposite impact on operating income and net income.

The Company enters into foreign exchange forward contracts to minimize its exposure to foreign exchange rate risks. These contracts are designated as cash flow hedges.

Liquidity Risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they fall due or can do so only at excessive cost. The Company mitigates liquidity risk by holding sufficient cash and cash equivalents to meet its financial obligations. The Company’s growth is financed through cash on hand and cash flows from operations. The majority of the Company’s financial liabilities recorded in trade and other payables are due within 60 days.

Given the Company’s available liquid resources as compared to the timing of the payments of liabilities, management assesses the Company’s liquidity risk to be low.

Credit Risk

Credit risk represents the financial loss that the Company would experience if a counterparty to a financial instrument, in which the Company has an amount owing from the counterparty, failed to meet its obligations in accordance with the terms and conditions of its contracts with the Company. The carrying amount of the Company’s financial assets represents the Company’s maximum credit exposure.

The Company manages credit risk related to accounts receivable by carrying out credit investigations for new customers and partners, and by maintaining reserves for potential credit losses. The majority of the accounts receivable balance is due from well-capitalized computer manufacturers who have a history of paying on a timely basis. Accounts receivable are net of allowance for doubtful accounts of $315,096 (June 30, 2019 - $287,954).

At June 30, 2020, 1% of the Company’s accounts receivable balance is over 90 days past due (June 30, 2019 – 1%). As at June 30, 2020, 55%, 16%, and 16% (June 30, 2019 - 40%, 27%, and 8%) of the receivable balances are owing from three PC OEM and distributor partners. At June 30, 2019, a fourth partner represented 15%.

The Company manages credit risk related to cash, cash equivalents, and short-term investments by maintaining bank and investment accounts with high credit quality financial institutions, including Schedule 1 banks.

The Company’s exposure to credit loss and market risk will vary over time as a function of currency exchange rates. The Company measures its counterparty credit exposure as a percentage of the total fair value of the applicable derivative instruments. Where the net fair value of derivative instruments with any counterparty is negative, the Company deems the credit exposure to that counterparty to be $nil. As at June 30, 2020, the Company had no outstanding or unsettled foreign exchange derivative instruments.

Fair Values of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, trade and other payables and accrued warranty approximate their fair values due to the immediate or short-term nature of these instruments. Short-term investments are carried at market value using Level 1 valuation inputs.

Foreign exchange

The Company enters into foreign exchange forward contracts to minimize its exposure to foreign exchange rate risks, principally related to its Canadian dollar denominated operating expenses. At June 30, the Company had no outstanding foreign exchange forward contracts. Through August 10, 2020, the Company entered into foreign exchange forward contracts with a notional value of $18,400,000, with maturity dates ranging from August 2020 to June 2021. These contracts are designated as cash flow hedges.

During the year ended June 30, 2020, $244,769 (2019 - $nil) in hedging losses were recognized in operating expenses.

Quarterly Operating Data

(in USD millions except share and per share data)	Q4-20	Q3-20	Q2-20	Q1-20	Q4-19	Q3-19	Q2-19	Q1-19

Revenue(1)	27.2	26.1	25.8	25.7	25.3	24.9	24.4	24.3

Adjusted EBITDA(2)	8.0	6.1	6.2	7.1	4.9	5.8	4.5	4.1

Adjusted EBITDA – pre IFRS 16(2)	7.5	5.5	5.7	6.6	4.9	5.8	4.5	4.1

Net income(3)	2.2	2.3	2.7	3.5	2.0	2.5	1.8	1.3

Basic income per share	0.05	0.05	0.06	0.08	0.05	0.06	0.04	0.03

Diluted income per share	0.05	0.05	0.06	0.08	0.05	0.06	0.04	0.03

Cash from Operating Activities(4)	11.6	3.7	2.2	7.5	3.5	0.9	1.9	4.0

Dividends paid	2.5	2.5	2.5	2.5	2.5	2.5	2.4	2.5

Repurchases of Common Shares	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Number of Common Shares outstanding	42.5	42.5	42.3	41.8	41.6	41.6	40.6	40.4

(1)

Our revenues have increased on a quarterly basis as a result of historical increases in Total ARR, which we believe is a leading indicator for future revenue growth. Total ARR has increased as a result of Net ARR Retention and incremental ARR from New Customers.

(2)

Please refer to the “Non-IFRS Measures” section of this MD&A for a description of Adjusted EBITDA and Adjusted EBITDA – pre-IFRS 16. Adjusted EBITDA and Adjusted EBITDA – pre IFRS 16 have improved over the periods presented as a result of improved revenues and stable, or decreased, Adjusted Operating Expenses.

(3)	Net income has remained stable throughout the periods presented, and results from improved revenue, increased operating income, and reflecting the impact of changes in income tax expense.

(4)	Cash from Operating Activities has increased throughout F2020 as compared to F2019 primarily as a result of increased Billings and stable Adjusted Operating Expenses.

Critical Accounting Policies and Estimates

Management considers the Company’s accounting for revenue, contract acquisition assets, and deferred income taxes to be critical accounting policies. An understanding of the accounting policies for these items is important for meaningful analysis of Absolute’s business.

As of the date of this MD&A, the impacts of the COVID-19 pandemic continue to unfold. As a result, many of our estimates and assumptions require increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change materially in future periods. See “Risks and Uncertainties” below.

Revenue

We operate a cloud-based service, which leverages patented embedded self-healing Persistence technology residing on a customer’s endpoint computing devices. The service allows a client to maintain visibility and control over its endpoints, and includes features such as reporting and analytics, geotechnology, risk assessment, risk response, and endpoint investigation and recovery. We provide access to the service to our clients on a subscription basis.

We principally derive our revenues from two sources: subscription revenues, which are comprised of subscription fees from customers accessing the Company’s enterprise cloud computing services

(collectively, “Cloud Services”); and related professional services such as project implementation and other short-term consulting services, in addition to longer-term services such as device lifecycle and technical account management services. Cloud Services revenue subscriptions are typically for terms ranging between one and five years. Other revenue consists primarily of ancillary business lines such as our consumer and digital subscriber management products.

Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, for example, contingent fees or service level penalties, we include an estimate of the amount we expect to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through application of the following steps:

•	Identification of the contract, or contracts with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when or as the Company satisfies the performance obligations.

We obtain the majority of our customer arrangements through our PC OEM and reseller partners, most of which are based in North America. All revenues are recorded at the net amount received from the reseller, provided that all significant contractual obligations have been satisfied. For direct sales, revenues are recorded at the amount received from the end customer.

Our subscription service arrangements are non-cancelable and do not contain refund-type provisions.

(a)	Subscription and Support Revenues

Subscription and support revenues are comprised of fees that provide customers with access to Cloud Services, software licenses and related support and updates during the term of the arrangement.

Cloud Services arrangements allow customers to use our hosted software without taking possession of the software. Revenue is generally recognized ratably over the contract term.

We typically invoice our reseller partners upon execution of the contract and fulfillment of services to the end customer. We typically execute a new contract for subsequent renewals or follow on orders. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue.

(b)	Professional Services and Other Revenues

Our professional services contracts are generally on either a fixed fee or subscription basis. These revenues are recognized on a proportional performance basis for fixed price contracts, and ratably over the contract term for subscription managed professional services contracts.

Revenues for our consumer products are generally recognized on a subscription fee basis as described above under “Subscription and Support Revenues”. Revenues for our digital subscriber management products are typically recognized in arrears pursuant to the terms of those arrangements.

Significant Judgments - Contracts with Multiple Performance Obligations

We enter into contracts with our customers that may include promises to transfer multiple Cloud Services and professional services. A performance obligation is a commitment in a contract with a customer to transfer products or services that are distinct. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment.

Cloud Services are distinct as such services are often sold separately. In determining whether professional services are distinct, we consider the following factors for each type of professional services agreement: the availability of the services from other vendors; the nature of the professional services; the timing of when the professional services contract was signed in comparison to the start date of any related Cloud Services; and the contractual dependence of the professional services on the Cloud Services.

We allocate the transaction price to each distinct performance obligation on a relative standalone selling price (“SSP”) basis. The SSP is the price at which we would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation.

We determine SSP by considering its overall pricing objectives and market conditions. Significant pricing practices taken into consideration include the Company’s discounting practices, the size and volume of the Company’s transactions, the customer demographic, the geographic area where services are sold, price lists, its go-to-market strategy, historical sales and contract prices. As our go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes to SSP.

In certain cases, we are able to establish SSP based on observable prices of products or services sold separately in comparable circumstances to similar customers. The Company generally uses a range of SSP when it has observable prices.

If SSP is not directly observable, for example when pricing is highly variable, the Company uses a range of SSP. The Company determines the SSP range using information that may include market conditions or other observable inputs. The Company may have more than one SSP for individual products and services due to the stratification of those products and services by customer size, geography, and the other factors noted above.

Contract Acquisition Assets

Incremental costs of obtaining sales contracts are capitalized and amortized. These costs are presented as separate current and non-current assets in the consolidated statement of financial position. Costs incurred to acquire new customer contracts are amortized over the estimated period of benefit, including renewal periods, unless additional costs are anticipated to be incurred to obtain renewal contracts and those costs are commensurate with the costs incurred to obtain the contract originally.

The capitalized amounts consist primarily of sales commissions paid to the Company’s direct and indirect sales force. Capitalized amounts also include: amounts paid to employees other than the sales force who earn incentive payouts under annual compensation plans that are tied to the value of contracts acquired; the associated payroll taxes associated with the payments to the Company’s employees; and to a lesser extent, costs incurred under a branding agreement with a third party, and success fees paid to partners in emerging markets where the Company has a limited presence.

As noted above, contract acquisition assets are amortized on a straight-line basis commensurate with the average term of the contracts acquired related to the payments made. The capitalized amounts are recoverable through future revenue streams under all non-cancelable customer contracts. The Company periodically evaluates whether there have been any changes in its business, the market conditions in which it operates, or other events which would indicate that its amortization period should be changed or if there are potential indicators of impairment.

Amortization of contract acquisition assets is included in sales and marketing expense in the consolidated statement of operations.

Deferred Income Taxes

The Company has recognized deferred tax assets on its Statement of Financial Position. Each reporting period, management assesses the likelihood of realizing deferred tax assets. Where management considers that it is more likely than not that some portion or all of the future tax assets will be realized, the estimated realizable value of the future tax asset is recognized on the statement of financial position. The net income or loss after income taxes can vary widely in periods where tax assets are recognized and such variances could result from a material write-down or increase in the estimated value of the Company’s deferred tax assets.

Derivative financial instruments and hedge accounting

The Company enters into derivative financial instruments such as foreign exchange forward contracts to manage its exposure to foreign exchange rate risks. The Company does not use derivative financial instruments for speculative purposes.

Derivatives are recognized initially at fair value at the date a derivative contract is entered into and are subsequently measured to their fair value at each reporting date. The Company records all derivative instruments at fair value on the consolidated statements of financial position. The fair value of these instruments is calculated based on notional and exercise values, transaction rates, market quoted currency spot rates and forward rates and therefore fall into Level II of the fair value hierarchy.

The Company designates foreign exchange forward contracts as hedging instruments. Hedges of foreign exchange risk are accounted for as cash flow hedges.

For derivative instruments designated as cash flow hedges, the entire change in the value of the hedging instrument included in the assessment of hedge effectiveness is initially reported as a component of other comprehensive income (“OCI”), net of tax, and subsequently reclassified into income in the same period or periods in which the hedged item affects income.

At the inception of the hedge relationship, the Company documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Company documents whether the hedging instrument is effective in offsetting changes in fair value or cash flows of the hedged item attributable to the hedged risk. This documentation includes: identification of the specific foreign currency asset, liability or forecasted transaction being hedged; the nature of the risk being hedged; the hedge objective; and the method of assessing hedge effectiveness. If an anticipated transaction is deemed no longer likely to occur, the corresponding derivative instrument is de-designated as a hedge and any associated unrealized gains and losses in OCI are recognized in income at that time.

The Company designates the full change in the fair value of a foreign exchange forward contract (i.e. including the forward elements) as the hedging instrument for all of its hedging relationships involving forward contracts.

For any derivative instruments that do not meet the requirements for hedge accounting, or for which hedge accounting is not elected, the changes in fair value of the instruments are recognized in income in the current period and will generally offset the changes in the U.S. dollar value of the associated asset, liability or forecasted transaction.

New Accounting Pronouncements

Standards Adopted in F2020

IFRS 16 – “Leases” (“IFRS 16”)

In January 2016, the IAB issued IFRS 16, which outlines the accounting for lease arrangements. Generally, IFRS 16 eliminates a lessees’ classification of leases and introduces a single lessee accounting model. The most significant effect of the new standard is the lessee’s recognition of the initial present value of unavoidable future lease payments as right of use assets and lease liabilities on the statement of financial position. Leases with durations of 12 months or less, and leases for low-value assets, are both exempted from the standard.

The total expense recognized over the term of a lease will be unaffected by IFRS 16. However, it results in the recognition of amortization of the right of use asset and of interest expense, as opposed to operating lease expense previously being recognized as a period cost in the statement of operations. As a result, the timing of lease expense recognition is accelerated for leases which were previously accounted for as operating leases.

Effective July 1, 2019, the Company adopted IFRS 16 using the modified retrospective method, with the cumulative effect of initially applying the new standard recognized in retained earnings on that date. Comparative figures were not adjusted.

Upon adoption of IFRS 16, the Company recognized lease liabilities in relation to leases which had previously been classified as operating leases under the principles of International Accounting Standard (“IAS”) 17, “Leases”. These liabilities are measured at the present value of the remaining fixed lease payments, discounted using the Company’s incremental borrowing rate as at July 1, 2019. The weighted average incremental borrowing rate applied to lease liabilities recognized in the consolidated balance sheet on July 1, 2019 was 5.48%.

The associated right of use assets were primarily measured as if the standard had been applied since the commencement date of the lease, but discounted using the Company’s incremental borrowing rate at the date of initial application. Certain right of use assets were measured at the amount equal to the lease liability, adjusted by the amount of any tenant incentives and direct costs incurred relating to the lease recognized in the balance sheet as at July 1, 2019.

In applying IFRS 16 for the first time, the Company has used the following practical expedients permitted by the standard:

•

the Company has not reassessed contracts that were identified as leases under the previous accounting standard (IAS 17 and International Financial Reporting Interpretations Committee (“IFRIC”) Interpretation 4, “Determining Whether an Arrangement Contains a Lease”;

•	the Company has applied a single discount rate to a portfolio of leases with reasonably similar underlying characteristics;

•	the Company has excluded initial direct costs in the measurement of the right-of-use asset on transition;

•	the Company accounted for real estate operating leases with a remaining lease term of less than 12 months as at July 1, 2019 as short-term leases; and

•	the Company has used hindsight in determining the lease term where the lease contracts contain options to extend or terminate the lease.

The following table summarizes the adjustments to opening balances resulting from the initial adoption of IFRS 16:

	As previously reported – June 30, 2019	IFRS 16 transition adjustments	Balance – July 1, 2019

Assets
Right of use assets	-	$8,917,373	$8,917,373

Liabilities
Trade and other payables	$19,034,996	(782,278)	18,252,718
Lease liabilities - current	-	1,601,223	1,601,223
Lease liabilities	-	8,098,428	8,098,428

The following table reconciles the change in lease liabilities upon transition at July 1, 2019:

Operating lease commitments, June 30, 2019	$5,988,145
Adjustments as a result of the inclusion of renewal option(s)	9,685,221
Effect of discounting using the Company’s incremental borrowing rate	(5,973,715)

Balance, July 1, 2019	9,699,651
Less: current portion	(1,601,223)

$8,098,428

Evaluation of Disclosure Controls and Internal Controls over Financial Reporting

Disclosure controls and procedures

The Company has disclosure controls and procedures in place that are designed to provide reasonable assurance that material information relating to Absolute is disclosed on a timely basis. Management has reviewed the Company’s disclosure controls and concluded that they were effective during the reporting period.

The Chief Executive Officer (CEO) and the Chief Financial Officer (CFO) have evaluated the effectiveness of the Company’s disclosure controls and procedures related to the preparation of Management’s Discussion and Analysis and the consolidated financial statements. They have concluded that the Company’s disclosure controls and procedures were effective, at a reasonable assurance level, to ensure that material information relating to the Company and its consolidated subsidiaries would be made known to them by others within those entities, particularly during the period in which the Management’s discussion and analysis and the consolidated financial statements contained in this report were being prepared.

Internal control over financial reporting

The Company has also designed internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Absolute’s CEO and CFO have assessed the effectiveness of the Company’s internal control over financial reporting as at June 30, 2020 in accordance with Internal Control – Integrated Framework 2013, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, Absolute’s CEO and CFO have determined that the Company’s internal control over financial reporting is effective as at June 30, 2020 and expect to certify Absolute’s annual filings with the Canadian securities regulatory authorities.

Changes in internal control over financial reporting

There were no changes in internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Risks and Uncertainties

This section describes the principal risks that could have a material and adverse effect on the Company’s business, products, reputation, financial condition, stock price, operating results, and/or prospects. In addition to the risks outlined in this MD&A, there may be other risks and uncertainties that are not known to the Company or that the Company currently believes are not material, but which may also have a material adverse effect on the Company’s business, products, reputation, financial condition, stock price, operating results, and/or prospects. In addition to the other information set forth elsewhere in this MD&A, in the AIF, and in the Company’s other public disclosure filings, current and prospective investors should carefully review the risk factors set forth below. Our discussion in this section is qualified in its entirety by the cautions regarding forward-looking statements at the beginning of this MD&A.

COVID-19 Impacts – The continuing global health, social, political, and economic implications of the COVID-19 pandemic are highly unpredictable and could have significant impacts on our business, operations, future financial performance, and the market price of the Common Shares. As a result of the scale of the pandemic and the speed at which the global community has been impacted, our current and future financial performance, including our quarterly and annual revenue growth rates and expenses as a percentage of our revenues, may differ significantly from our historical performance, and our future operating results may fall below expectations. The impacts of the pandemic on our business, operations, and future financial performance could include, but are not limited to:

•

A significant decline in revenue as customer spending slows due to an economic downturn and/or as customer demand otherwise decreases. This decline in revenue could persist through and beyond a recessionary period.

•

Adverse impacts to our growth rates, cash flows, and margins -particularly if expenses do not decrease across our business at the same pace as revenue declines. Many of our expenses are less variable in nature and may not correlate to changes in revenues, such as depreciation and other costs associated with our hosting operations and office facilities, customer support, and other infrastructure maintenance costs. As such, we may not be able to decrease them significantly in the short-term, or we may choose not to significantly reduce them in an effort to remain focused on our long-term outlook and opportunities.

•

Major disruptions to the respective businesses of the Company’s principal PC OEM and other partners which could have a material impact on the Company’s business, operations, prospects, and revenues, and accordingly the Company’s financial position.

•

Significant supply chain constraints such that we cannot procure the servers and other technology infrastructure needed to deliver our services to our customers. Supply chain constraints could also affect our ability to sell via our PC OEM and other partners in conjunction with their hardware sales. Increased pricing of these components could also affect infrastructure costs to deliver our services.

•

The COVID-19 pandemic has caused organizations globally to rapidly and broadly shift to remote working, which has resulted in certain inherent productivity, connectivity, and oversight challenges. Continued and/or new governmental lockdowns, restrictions, or regulations arising from the COVID-19 pandemic (and any subsequent waves of the pandemic) which restrict the movement of people in the jurisdictions in which we operate could significantly impact the ability of our employees, partners, customers, and vendors to work productively. Governmental restrictions have been globally inconsistent and it is not clear if and when return to worksite locations or travel will be permitted, for how long, or what restrictions will be in place in these jurisdictions at any given time. The extent and/or duration of ongoing workforce restrictions and limitations could impact our ability to enhance, develop, and support existing products and services, hold sales, marketing, and employee events, and generate new sales leads, among others. In addition, the changed environment under which we are operating could have an impact on our internal controls over financial reporting as well as our ability to meet a number of our compliance requirements in a timely manner.

•

Ongoing significant foreign exchange volatility which could materially impact our revenues that are denominated in foreign currencies and our ability to hedge our foreign exchange exposure. Additionally, volatility in debt and equity markets could affect the values of our debt and equity holdings and the realized gains or losses on the disposition of those holdings.

Ability to Predict Rate of Growth and Profitability – Absolute focuses on four key performance metrics: Revenue, Adjusted EBITDA, the change in Total ARR (resulting from Net ARR Retention and ARR from New Customers), and Cash from Operating Activities. Due to, among other things, the evolving SaaS business model and the unpredictability of our emerging and competitive category of information security products, Absolute may not be able to accurately forecast the rate of adoption of its services and hence its revenue growth and profitability. Absolute bases its current and future expense levels and its investment plans on estimates of future revenue growth. Absolute may not be able to adjust its spending quickly enough if the rate of new or renewed subscriptions falls short of its expectations. In addition, the significant competition we face in the sales of our products and services and general economic and business conditions (including foreign exchange rates) can put pressure on us to change our prices. If our competitors offer deep discounts on certain products or services or develop products that the marketplace considers more valuable, we may need to lower our prices or offer other favorable terms in order to compete successfully. Any such changes may reduce margins and could adversely affect operating results. Also, Absolute’s operating results may fluctuate significantly on a quarterly basis. In addition, we expect that COVID-19 and its effects on the global economy and on our current and prospective customers could impact our revenue growth rate. Accordingly, period-to-period comparisons of our operating results may not necessarily be a meaningful indicator of future performance.

Dependence on PC OEMs and Distribution Channels – Absolute’s Persistence technology and product and sales strategies are heavily dependent on its ability to maintain its embedded BIOS/UEFI firmware positions with its PC OEM partners. In addition, Absolute generates a substantial portion of its revenue through PC OEM channels and other distribution partners. Our solutions (including our Persistence technology) may compete with other solutions developed and/or marketed by a PC OEM or other distribution partner or otherwise lose favour with these partners. Our PC OEM and other distribution partners may also cease or reduce marketing our solutions with limited or no notice and with little or no penalty. New PC OEM and distribution partners require extensive training and may take several months or more to achieve productivity. If any of our PC OEM partners elect to not embed, or reduce the prevalence of, our Persistence technology or favour competing products, Absolute may have to change its product strategies, which could have a material adverse effect on Absolute’s business, operating results and financial condition. In addition, if any of our PC OEM or other distribution partners cease or reduce marketing our solutions and/or experience reductions in sales of our solutions and/or we fail to manage these important sales and distribution channels effectively, Absolute may have to change its sales strategies, which could have a material adverse effect on Absolute’s business, operating results and financial condition.

Economic and Political Uncertainty – Current and future global economic, political, and social conditions remain volatile and uncertain, especially due to the COVID-19 pandemic. As a result, it is difficult to estimate the level of growth or contraction for the global economy as a whole. It is even more difficult to estimate economic growth or contraction in various sectors and regions, including the markets in which the Company operates. Because all components of the Company’s budgeting and forecasting are dependent upon estimates of growth or contraction in the markets it serves and the demand for its products and services, the prevailing economic uncertainties render estimates of future income and expenditures very difficult to make. Adverse changes may occur as a result of the impacts of the COVID-19 pandemic or the continued prevalence of public health crises, wavering consumer confidence, unemployment, declines in stock markets, contraction of credit availability, declines in real estate values, stagnant economic conditions, increasing nationalism and protectionism, trade tensions and tariff uncertainty, political deadlock, social unrest, or other factors affecting economic conditions generally. These changes may negatively affect the sales of our services and, therefore, may impact our ability to meet our targets for Total ARR, Revenue, Adjusted EBITDA, and Cash from Operating Activities.

Ability to Attract New Customers – To expand our customer base, we need to convince potential customers to allocate a portion of their discretionary budgets to purchase our solutions. Our sales efforts often involve educating our prospective customers about the uses and benefits of our solutions. Enterprises and governments that use other forms of network and/or endpoint security products for their IT security may be hesitant to purchase our solutions if they believe that these products are more cost effective, provide substantially the same functionality as our solutions, or provide a level of IT security that is sufficient to meet their needs. We may have difficulty convincing prospective customers of the value of adopting our solution. Even if we are successful in convincing prospective customers that a persistent solution like ours is critical to protect against cyberattacks, they may not decide to purchase our solutions for a variety of reasons some of which are out of our control. For example, any deterioration in general economic conditions, including a downturn due to COVID-19, may cause our customers to cut their overall security and IT operations spending, and such cuts may fall disproportionately on cloud-base security solutions like ours. Economic weakness, customer financial difficulties, and constrained spending on security and IT operations may result in decreased revenue, reduced sales, lengthened sales cycles, increased churn, lower demand for our products, and adversely affect our results of operations and financial conditions. If organizations do not continue to adopt our solutions, our sales will not grow as quickly as anticipated, or at all, and our business, results of operations, and financial condition would be harmed.

Ability to Renew and Grow Existing Customers – In order for us to maintain or improve our financial and operational results, it is important that our existing customers renew their subscriptions for our solutions when existing contract terms expire, and that we expand our commercial relationships with our existing customers by selling and deploying to more endpoints in their environments, selling additional types of services, and/or moving these customers to higher tiers of our solutions. Our customers typically have no obligation to renew their subscription for our solutions after the expiration of their contractual subscription period, and in the normal course of business, some customers have elected not to renew. In addition, our customers may seek to renew for shorter contract subscription lengths, reduce the number of endpoints deployed in their environment, or downgrade to lower tiers of our solutions. Our customer retention and expansion may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction with our services, our pricing, customer security and networking issues and requirements, our customers’ spending levels, decreases in the number of endpoints to which our customers deploy our solutions, mergers and acquisitions involving our customers, industry developments, competition and general economic conditions. We are focused on maintaining or increasing our customer renewal and growth rates efficiently and cost effectively, including via our recent partnership with ServiceSource, a third party outsourced sales renewal organization. However, if our efforts to maintain and expand our relationships with our existing customers are not successful, our business, results of operations, and financial condition may materially suffer.

Operating Systems – Absolute has designed the majority of its services to operate on certain generations of Microsoft Windows and other operating systems. The development by Microsoft of new versions of Windows and/or upgrades or updates to Windows or other operating systems and/or the market adoption of these or other operating systems developed by other vendors may have an adverse effect on Absolute’s business if the Company is not able to adapt its technology to be compatible with these new operating systems. In addition, end users may want to deploy our products and services in computing environments with operating systems, software and/or hardware different than those in which we test our products and services before release or where our products are not compatible. The costs incurred in analyzing, correcting or eliminating any material defects or errors in our software may be substantial. Furthermore, we may not be able to correct any defects or errors or promptly address any vulnerabilities or compatibility issues with our products which could have a material adverse effect on Absolute’s business, operating results and financial condition.

Changing Buying Patterns in the Education Vertical – Absolute has historically generated a significant portion of its revenue from the Education vertical, specifically K-12 customers. In certain recent past quarters, we have seen volatility and declines in the Total ARR in the Education vertical, which we believe reflect a secular trend specific to this sector. While customers in the enterprise and government sectors generally associate the value of our solutions with the protection of information, many of our customers within the Education sector have historically associated the value of our solutions with the protection and recovery of devices. We continue to experience a shifting trend in the mix of devices that customers in the Education vertical are purchasing, away from higher cost devices to lower cost, cloud-based devices. We have yet to see this shifting trend stabilize and, as a result, we have experienced pressure on our average selling prices and our Net ARR Retention in the Education sector.

In Q4-F2020 the COVID-19 pandemic caused an increasing number of schools to rapidly procure and seek to secure mobile computing systems for students, teachers, and administrators, in order to stand up and secure distance learning programs. This led to increased demand for our solutions and increased revenues from our Education vertical. However, there is no assurance that this vertical trend will continue into coming quarters or permanently, or that we will continue to see increased demand and increased revenue from the Education vertical as a result of COVID-19 impacts.

Further, we believe that our current and intended future investments in our Intelligence initiative will result in product enhancements that will assist educators in gaining valuable insights into the value of their technology investments as well as assist them in managing their diverse technology landscapes. However, these enhancements are still being developed and gradually introduced to the market, and therefore their continuing impact on our education business remains to be proven. As a result, we expect results in the Education vertical to continue to fluctuate in the near term. A continued decline of sales in our Education vertical could materially affect our business and financial condition, especially if such revenue loss is not adequately offset by revenue growth in our other verticals.

Emerging Products and Technology – The market for Absolute’s products continues to evolve and continued growth and demand for, and acceptance of, these products remains uncertain. In addition, other emerging technology and products may impact the viability of the market for Absolute’s products. Absolute’s continued success will depend upon its ability to keep pace with technological and marketplace change and to introduce, on a timely and cost-effective basis, new and enhanced products that satisfy changing customer requirements and achieve market acceptance. There can be no assurance that Absolute will be able to respond effectively to changes in technology or customer demands. Moreover, there can be no assurance that Absolute’s competitors or current partners (including PC OEMs) will not develop competitive products or that any such products will not have an adverse effect upon Absolute’s business, financial condition or results of operations.

Absolute’s products and technologies are not available for all existing and emerging mobile computers and other mobile devices that are or will be available in the marketplace, and some features of Absolute’s products are offered for only some devices. For example, Absolute’s Persistence technology is not currently embedded in Apple devices or on Google Chromebooks. Absolute targets its product development efforts towards those devices and operating systems that Absolute believes have the best strategic value to the Company. Absolute may not be successful in identifying future trends in the marketplace for these devices on a timely basis, or in creating or adapting Absolute’s products and features for enough of the devices that are available. If the present decline in PC and tablet sales continues, or if Absolute’s customers replace their existing mobile computers and mobile devices with other devices for which Absolute has not developed products, our revenue may decline and our results from operations may be adversely impacted.

Product Errors, Defects, or Vulnerabilities – The software technology enabling Absolute’s software services is complex and the related application software may contain errors, vulnerabilities or defects, especially when upgrades or new versions are released. Any errors or vulnerabilities that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to Absolute’s reputation, increased service and warranty costs, liability claims and our end-customers’ unwillingness to buy products from us. In addition, it is possible that the Company’s product may become the subject of a third party attack or disruption, whether malicious or otherwise. This could detrimentally affect the persistence of the Company’s technology, which could have a material adverse effect on its business.

Breach of Security Measures and Unauthorized Access – The Company’s service involves the storage, processing and transmission of significant amounts of data which may include certain personally identifiable information (PII) and protected health data (PHI), depending on applicable legal definitions and parameters in different jurisdictions. Internal or external security incidents or breaches could expose the Company to a risk of loss of this information, litigation, and possible liability. If our data security measures are inadequate or interfered with or breached as a result of third-party action, employee error, malfeasance or otherwise, during the transfer of data to additional data centers or at any time, and, as a result, someone obtains unauthorized access to our data or our customers’, partners’, or employees’ data, our reputation could be damaged, our business may suffer, and we could incur significant liability. Absolute remains potentially vulnerable to additional known or unknown threats that elude our detection, investigation, and prevention efforts, and the Company may be unable to anticipate new attack techniques or may not have time to implement adequate preventative measures, including recommended upgrades, patches or improvements for individuals or entities utilizing unlicensed or outdated versions of our product or agent. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and Absolute could lose sales, channel partners, and existing and potential customers. In addition, our customers may authorize third-party service providers to access their customer data. Because the control of these third-party service providers is undertaken by our customers, Absolute cannot ensure the complete integrity or security of such transmissions or processing.

Data Security and Hacking – Increasingly, organizations are subject to a wide variety of attacks on their networks. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), employee theft or misuse, denial of service attacks, ransomware, malware and sophisticated government and government-supported actors now engage in incidents and attacks (including advanced persistent threat intrusions), and add to the risks to our internal networks and the information they store, manage and process. It is virtually impossible for Absolute to entirely mitigate these risks (especially as it relates to unlicensed or outdated versions of our product or agent). Any such security incident or breach could compromise our networks, creating system disruptions or slowdowns and exploiting security vulnerabilities of our products, and the information stored on our networks could be accessed, publicly disclosed, lost, or stolen, which could subject us to liability and cause us financial harm. These breaches, or any perceived breach, may also result in damage to our reputation, negative publicity (through research reports or otherwise), loss of partners, end-customers and sales, increased costs to remedy any problem, and costly litigation and may result in the Company’s business, operating results and financial condition being materially adversely affected.

Privacy Laws – Absolute’s customers use our service to transmit, receive and store certain identifying information regarding their computing devices in various jurisdictions, including, in some instances, location information. Our Absolute products and monitoring system are developed to ensure that forensic components or tools that enable personal information to be obtained from host computers are not resident in the products during normal use, and are only implemented and used by Absolute’s trained and authorized experts in the case of emergency or with our customer’s explicit consent. Certain of this information may be considered to be personally identifiable information. For example, location information may be obtained as part of normal use, and we instruct and rely on our customers to obtain the required notices and consents for such geolocation tracking. If a customer fails to give the required notice or obtain the consent required by law, we may not be aware of the breach and could be in violation of applicable privacy laws. Federal, provincial, state and certain foreign governmental bodies and agencies are experiencing heightened sensitivity to privacy issues and have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information obtained from consumers and individuals. The costs of compliance with, and other burdens imposed by, such evolving laws and regulations that are applicable to the businesses of our customers may limit the use and adoption of our service and reduce overall demand for it. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our service in certain industries or jurisdictions.

Management of Growth – Absolute has remained focused on sales growth. This has resulted, at times, in increasing headcount and operational costs to generate and support this growing customer base, which has placed, and will continue to place, to the extent that Absolute is able to sustain such growth, significant strain on Absolute’s management, administrative, operational and financial infrastructure. Absolute anticipates that further growth will be required to address increases in the customer base, further development of our products, and expansion into new geographic areas, amongst other areas of our business and operations. Further growth will require Absolute to continue to hire, train and manage new employees as needed. If new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating new employees, or if Absolute is not successful in retaining existing employees, our business may be harmed. In addition, we may look to expand our engineering and sales teams in an attempt to increase sales growth. Such sales growth may not match or exceed the increase in operating costs associated with hiring, training, managing and integrating of such employees.

Efforts to Sell to Larger Enterprise Customers – As Absolute continues to direct more sales efforts at larger enterprise customers, the Company could face greater costs, less favourable commercial and contract terms and conditions, greater due diligence and technical scrutiny, longer sales cycles, less predictability in completing some sales and greater fluctuation in sales and cash flow in quarters where these large deals conclude. In this market segment, the customer’s decision to use Absolute’s service or products may be an enterprise-wide decision and, if so, these types of sales may require Absolute to provide increased product discounts, additional global support and professional services, increased service level availability, greater levels of education and training regarding the use and benefits of the service, as well as education regarding privacy and data protection laws and regulations to prospective customers with international operations. As a result of these factors, these sales opportunities may require Absolute to devote greater sales support and professional services resources to individual customers, driving up costs and time required to complete sales and diverting sales and professional services resources to a smaller number of larger transactions.

Development of Brand – Absolute believes that developing and maintaining awareness of its proprietary corporate and product brands in a cost-effective manner is critical to achieving widespread acceptance of its existing and future services and is an important element in attracting new customers. Further, Absolute believes in the increased importance of brand recognition as competition in our market intensifies. Successful promotion of our brands will depend largely on the effectiveness of our marketing and communications efforts and on our ability to provide reliable secure and useful services at competitive prices. If Absolute fails to successfully promote, maintain, and protect its brands, or incurs substantial expenses in an unsuccessful attempt to promote and maintain its brands, Absolute may fail to attract enough new customers or retain existing customers to the extent necessary to realize a sufficient return on brand-building efforts.

Cyclical Nature of our Business – Our business may be impacted from time to time by the general cyclical and seasonal nature of PC and other device purchases by corporate, education and governmental entities. For instance, in the education sector, greater technology purchases tend to occur in our fiscal Q4, in line with school-year-end purchasing cycles. Other factors which may create cyclical fluctuations include the development and adoption of new operating system software, the expiry of leases on devices or the introduction of newer or more advanced devices, legal and regulatory requirements, and the timing of contract renewals between our partners and their own customers. Since some of our revenue from particular products and services are tied to the volume of shipments being processed, adverse fluctuations in the volume of global shipments may adversely affect our revenues. There can be no assurance that declines in shipment volumes in the United States or internationally will not have a material adverse effect on our business.

Competition – It is possible that new competitors will enter the markets we operate in. Several potential competitors (including PC OEMs) are marketing or have announced the development of products and related patents that could be in direct competition with Absolute. In addition, as Absolute develops new products and services, we may begin competing against companies with whom it did not previously compete. Many of these competitors have greater financial, technical, marketing, sales, and other resources, greater name recognition, longer operating histories, and a larger base of customers than we

do. They may be able to devote greater resources to the development, promotion, and sale of services than we can, and they may offer lower pricing than we do. Further, they may have greater resources for research and development of new technologies, the provision of customer support, and the pursuit of acquisitions, or they may have other financial, technical, or other resource advantages. Our larger competitors may have substantially broader and more diverse product and services offerings as well as routes to market, which allows them to leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our solutions. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering or acquisitions by our competitors or continuing market consolidation.. Accordingly, competition could have a material adverse effect on Absolute’s business, financial condition and results of operations.

Research and Development – We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain and develop our solutions and maintain and enhance our competitive position. We recognize the costs associated with these research and development investments earlier than the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect. If we spend significant resources on research and development and are unable to generate an adequate return on our investment, our business, financial condition and results of operations may be materially and adversely affected.

Interruptions or Delays in Service from our Third-Party Hosting Facilities – Absolute currently serves its customers from facilities that include third-party hosting facilities located on the west coast of both Canada and the United States and certain cloud service providers. Damage to, or failure of, our and our vendors’ systems generally could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our service is unreliable. In addition, pandemics or other public health crises, acts of terrorism, and other political and economic unrest could cause disruptions in our and our vendors’ service reliability and in the economy as a whole.

As part of our current disaster recovery arrangements, redundant hardware is deployed where possible in all production customer environments. Production data is backed up onto encrypted media and taken off-site. The recovery procedures and encryption keys are held remotely by Absolute employees, so that the systems can be restored in the event of a site-wide disaster. Other than contractual assurances and agreed-to controls, Absolute does not control the operation of any of these facilities and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, pandemics or other public health crises, telecommunications failures and other events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in the delivery of our products and our services.

Intellectual Property Protection – Absolute’s revenue, cost of revenue, and expenses may suffer if we cannot continue to protect our intellectual property rights, or if third parties assert that Absolute violates their intellectual property rights. The Company relies upon patent, copyright, trademark and trade secret laws in the United States and Canada and similar laws in other countries, and agreements with employees, customers, suppliers and other parties, to establish and maintain intellectual property rights in, amongst other items, its Persistence technology platform. The industry in which the Company competes may include new or existing entrants that own, or claim to own, intellectual property and the Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights (see “Patent Portfolio” above). Litigation has been and in the future may continue to be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish the Company’s proprietary rights. Any of the Company’s direct or indirect intellectual property rights could be challenged, invalidated or circumvented, or such intellectual property rights may not be sufficient to permit Absolute to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly or delayed product redesign efforts, discontinuance of certain product offerings or other competitive harm. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of Canada or the United States. Therefore, in certain jurisdictions Absolute may be unable to protect its proprietary technology adequately against unauthorized third-party copying or use, which could adversely affect its competitive position. Third parties also may claim that Absolute or customers or partners indemnified by Absolute are infringing upon their intellectual property rights. Even if management believes that the claims are without merit, the claims can be time-consuming and costly to defend and divert management’s attention and resources away from the business. Claims of intellectual property infringement also might require Absolute to redesign affected products, enter into costly settlement or license agreements (if such licenses can be obtained on commercially reasonable terms, or at all) or pay costly damage awards, or face a temporary or permanent injunction prohibiting the marketing or selling certain of our products, which could result in the Company’s business, operating results and financial condition being materially adversely affected.

Additional Patent Applications – The Company’s research and development activities and commercial success depend in part upon its ability to develop new or improved technologies and products and to successfully obtain patent or other proprietary or statutory protection for these technologies and products in Canada, the United States and other countries. The Company seeks to patent concepts, components, protocols and other inventions that are considered to have commercial value or that will likely yield a technological advantage. The Company owns rights to patented and patent pending technologies in the United States, Canada and other countries. The Company may not be able to develop new technology that is patentable, new patents may not be issued in connection with the Company’s pending applications, allowed claims may not be sufficient to protect the Company’s new technology, and patents may not be obtained by the Company in every jurisdiction where the Company’s products are sold. Furthermore, any patents issued could be challenged, invalidated or circumvented and may not provide proprietary protection or a competitive advantage. New entrants to the field may have been issued patents, and may have filed patent applications or may obtain additional patents and proprietary rights, for technologies similar to those that the Company has made or may make in the future. Since patent applications filed before November 29, 2000 in the United States are maintained in secrecy until issued as patents, and since publication or public awareness of new technologies often lags behind actual discoveries, the Company cannot be absolutely certain that it was the first to develop the technology covered by its pending patent applications or that it was the first to file patent applications for the technology. In addition, the disclosure in the Company’s new patent applications, particularly in respect of the utility of its claimed inventions, may not be sufficient to meet the statutory requirements for patentability in all cases. As a result, there can be no assurance that the Company’s new patent applications will result in enforceable patents, nor can the breadth of allowed claims in the Company’s patents, and their enforceability, be predicted. Even if the Company’s patents are held to be enforceable, others may be able to design around these patents or develop products similar to the Company’s products that are not within the scope of these patents.

Foreign Exchange – The Company’s reporting and functional currency is the United States dollar. However, a significant portion of operating expenses is denominated in Canadian dollars. As a result, the Company is exposed to fluctuations in the Canadian dollar exchange rate for which it has not entered into foreign exchange hedges. Currency markets by their nature are volatile and have seen increased volatility recently due to the COVID-19 pandemic. A significant appreciation of the Canadian dollar relative to the U.S. dollar could materially impact the profitability of the Company. In addition, the Company will be exposed to greater foreign exchange risk from other countries as our operations, and our operating expenses, expand in foreign jurisdictions.

Volatility in our Share Price – The trading price of our Common Shares has in the past been subject to wide fluctuations and may also be subject to fluctuation in the future. The COVID-19 pandemic has resulted in significant volatility in global equity markets, including to Absolute’s stock price, in recent months. This may make it more difficult for investors to resell the Common Shares when they want at prices that they find attractive. Increases in our Common Share price may also increase our compensation expense pursuant to our existing director, officer and employee compensation arrangements. Fluctuations in our Common Share price may be caused by events unrelated to our operating performance and beyond our control. Factors that may contribute to fluctuations include, but are not limited to:

•	revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;

•	changes in recommendations or financial estimates by industry or investment analysts;

•	changes in our executive management team or the composition of our Board of Directors;

•	fluctuations in the share prices of other companies in the technology and emerging growth sectors;

•	general market conditions, for instance, as recently affected by COVID-19;

•	foreign exchange rates; and

•	other risk factors as set out in this MD&A.

If the market price of our Common Shares drops significantly, shareholders could institute securities class action lawsuits against us, regardless of the merits of such claims. Such a lawsuit could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

Reliance on Key Personnel – Absolute’s future performance depends in part upon attracting and retaining key technical, sales and management personnel. There can be no assurance that Absolute can retain these personnel and continue to recruit required talent quickly enough and with the skills required to enable Absolute to execute on its business plans. Effective and thorough succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution. The loss of any key employee, or the inability of a key employee to work for a prolonged period of time (for example, as a result of the illness of a key employee or the inability of a key employee to work due to government restrictions), could result in significant disruptions to our operations, including adversely affecting the timeliness of product releases, the successful implementation and completion of company initiatives and our results of operations.

Competition for people with the specific skills that we require is significant in the industry in which we operate and in the Vancouver, B.C., Austin, Texas, the Silicon Valley in California, the Denver and Boulder areas in Colorado, and Ho Chi Minh City, Vietnam areas where we have a substantial presence and require highly skilled personnel and, as a result, we may face difficulties in attracting, retaining and motivating employees. In addition, periodic changes to the organizational structure, geographic focus and concentration and compensation plans for our sales organization may be disruptive and may impact our sales cycle or alter the average cost of revenue. The inability to obtain key employees or the loss of the services of Absolute’s key employees and related severance or termination payments could have a material adverse effect on Absolute’s business, operating results and financial condition.

In addition, we believe that our corporate culture fosters innovation, creativity, and teamwork. As our organization grows and evolves, we may need to implement more complex organizational management structures or adapt our corporate culture and work environments to ever-changing circumstances, such as during times of a natural disaster or pandemic (including COVID-19), and these changes could impact our ability to compete effectively or have an adverse impact on our corporate culture.

Litigation and Dispute Resolution – From time to time, we may be subject to litigation or dispute resolution relating to various types of claims, including claims (for damages or otherwise) related to undetected errors or malfunctions of our services and products, data breaches, intellectual property violation, commercial or contract disputes, employment matters, or under applicable securities laws. A product liability or securities class action claim, in particular, could seriously harm our business because of the costs of defending the lawsuit, diversion of employees’ time and attention and potential damage to our reputation. Further, our services and products are complex and often implemented by our customers to interact with third-party technology. Claims may be made against us for damages properly attributable to those third-party technologies, regardless of our lack of responsibility for any failure resulting in a loss. As a result, we could be required to pay substantial amounts of damages in settlement or upon the determination of any of these types of claims and incur damage to the reputation of Absolute and our products. The likelihood of such claims and the amount of damages we may be required to pay may increase as our customers increasingly use our services and products. Our insurance may not cover potential claims, or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

Foreign Operations – We intend to continue to pursue and commit resources to growth opportunities beyond North America which could result in international sales accounting for an increasing portion of the Company’s consolidated revenues. Outside of North America, the Company maintains foreign offices in Vietnam and the United Kingdom and personnel in these and other countries. The Company may not be aware of all the factors that may affect its business in foreign jurisdictions. The Company will be subject to a number of risks associated with international business activities that may increase liability or costs, lengthen sales and/or product development cycles, or require significant management attention. International operations carry certain risks and associated costs, such as: the complexities and expense of administering a business abroad; complications in compliance with, and unexpected changes in legal and regulatory restrictions or requirements; foreign laws, international import and export legislation; trading and investment policies; economic and political instability; foreign currency fluctuations; exchange controls; increased nationalism and protectionism; tariffs and other trade barriers; difficulties in collecting accounts receivable; potential adverse tax consequences; uncertainties of laws and enforcement relating to intellectual property and privacy rights; unauthorized copying of software; difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs; potential governmental expropriation (especially in countries with undemocratic/authoritarian ruling parties); and other factors depending upon the country involved. There can be no assurance that the Company will not experience these risks in the future. If foreign operations expand to the point where they account for a significant portion of the Company’s consolidated revenues, the presence of such risks could have a material adverse effect on the Company’s business, operating results and financial condition.

Ability to Successfully Manage and Integrate Acquisitions and/or Dispositions – We expect to continue to evaluate possible acquisitions of, or strategic investments in, businesses, products or technologies that could be complementary to our business. Any integration process will require significant time and resources and we may not be able to manage the process successfully. If our customers are uncertain about our ability to operate on a combined basis, they could delay or cancel orders for our products. We may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. The areas where we may face risks include:

•	difficulties in integrating the operations, technologies, products and/or personnel of any companies we acquire into our operations;

•	potential disruption of our ongoing business and diversion of management’s attention from normal daily operations of the business;

•	insufficient revenues to offset increased expenses associated with acquisitions;

•	potential for third party IP infringement claims against any companies we acquire;

•	failure to successfully further develop acquired technology, resulting in the impairment of amounts capitalized as intangible assets;

•	impairment of relationships with customers and partners of any companies we acquire or in which we invest, or with our customers and partners, as a result of the integration of acquired operations;

•	impairment of relationships with employees of any acquired companies or our existing employees as a result of integration of new management personnel;

•	impact of known potential, or unknown, liabilities associated with any companies we acquire;

•	failure to adequately understand and mitigate the risks of new product lines and services; and

•	in the case of foreign acquisitions, uncertainty regarding foreign laws and regulations and difficulty integrating operations and systems as a result of cultural, systems and operational differences.

Our failure to be successful in addressing these risks or other problems encountered in connection with our past or future acquisitions could cause us to fail to realize the anticipated benefits of such acquisitions, incur unanticipated liabilities and adversely affect our business, operating results or financial condition, or result in significant or material control weaknesses.

Future acquisitions or dispositions could also result in dilutive issuances of our Common Shares, a decrease in our cash and cash equivalents and short-term investments, the incurrence of additional expense related to compliance, contingent liabilities or amortization of expenses, or write-offs of goodwill, any of which could harm our financial condition and negatively impact our operating results.

The Effect of Amortization of Revenue Over the Term of the Subscription – Absolute generally recognizes revenue from customer subscriptions to our Cloud Services ratably over the terms of the Billings. As a result, most of the revenue the Company reports in each quarter results from the recognition of deferred revenue relating to Billings entered into during previous periods. Consequently, a decline in new or renewal subscriptions in any one quarter will not necessarily be fully reflected in the revenue in that quarter but will negatively affect revenue in future quarters. In addition, we may be unable to adjust our cost structure to reflect the changes in Billings. Accordingly, the effect of significant downturns in sales and market acceptance of our services or products may not be fully reflected in Absolute’s results of operations until future periods.

Billings – Most Billings are conducted via channel partners who purchase from Absolute in order to resell to their customers. While Absolute’s services are provided directly to the end user customer, the orders, which include ship dates, customer name, product, pricing and volume, come in various forms from the reseller partner (sales reports, purchase orders, shipping reports, royalty reports, etc.). Absolute ships the software, commences the subscription term and invoices the reseller (and receives payment from the reseller) based on receipt of, or ship dates contained in, these forms of evidence of the end customer purchase, and reports this as a Billing for the applicable period. Accordingly, Absolute relies upon the reseller partner to have sufficiently concluded the sales process with the end user customer to ensure that the order is valid and the risk of returns is kept to a minimum. It is possible that a reseller may order from us and subsequently return the product in accordance with generally accepted industry practices. In such cases, if a sale had been reported in a prior period, it would have to be subsequently reversed, impacting future Billings and revenue performance.

Income Taxes – Significant judgment is required in determining our provision for income taxes. Various internal and external factors may have favourable or unfavourable effects on our future provision for income taxes, income taxes payable and/or effective income tax rate. These factors include, but are not limited to: changes in tax laws, regulations and/or rates; results of audits by tax authorities; changing interpretations of existing tax laws or regulations; changes in estimates of prior years’ items; future levels of R&D spending; changes in the overall mix of income among the different jurisdictions in which we operate; and changes in overall levels of income before taxes. To the extent that the taxation authorities do not agree with our tax positions, we may not be able to realize all or a portion of the tax benefits recognized. Furthermore, new accounting pronouncements or new interpretations of existing accounting pronouncements (such as those described in “Recent Accounting Pronouncements” in this MD&A) can have a material impact on our effective income tax rate.

The Company and its subsidiaries file income tax returns and pay income taxes in jurisdictions where we believe we are subject to tax. In jurisdictions in which the Company and its subsidiaries do not believe we are subject to tax and therefore do not file income tax returns, we can provide no certainty that tax authorities in those jurisdictions will not subject one or more tax years (since inception of the Company or its subsidiaries) to examination. Tax examinations are often complex as tax authorities may disagree with the treatment of items reported by the Company, the result of which could have a material adverse effect on our financial condition and results of operations.

In addition, in response to significant market volatility and disruptions to business operations resulting from COVID-19, legislatures and taxing authorities in many jurisdictions in which we operate may propose changes to their tax rules. These changes could include modifications that have temporary effect, and more permanent changes. The impact of these potential new rules on us, our long-term tax planning, and our tax effective tax rate could be material.

Consumer Product Liability – The Company may be subject to claims related to product liability and consumer protection legislation, particularly in the United States. The limitation of liability provisions in the standard terms and conditions in our license agreements may not fully or effectively protect us from claims as a result of applicable laws or unfavourable judicial decisions in the United States or other countries. The sale and support of our products also entails the risk of product liability claims. Although we may be indemnified by our third-party manufacturers for product liability claims arising out of manufacturing defects or inadvertent activation by manufacturers of our Absolute agent on endpoint devices, because we control the design of our products, we may not be indemnified for product liability claims arising out of design defects. We maintain insurance to protect against, amongst other matters, certain claims associated with the use of our products, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation, divert management’s time and other resources, and harm our reputation.

Other Proprietary Rights

In addition to patents, the Company relies on, among other things, copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights in Canada, the United States and other countries. As a result, it is possible that the following may occur: some or all of the confidentiality agreements entered into by Absolute with its employee, consultants, business partners, customers, potential customers and other third parties will not be honoured; third parties will independently develop equivalent technology or misappropriate the Company’s technology and/or designs; disputes will arise with the Company’s strategic partners, customers or others concerning the ownership of intellectual property; there may occur an unauthorized disclosure of source code, know-how or trade secrets; or contractual provisions may not be enforced in foreign jurisdictions. There can be no assurance that the Company will be successful in protecting its proprietary rights in Canada, the United States and other countries.